EXHIBIT 10.3
[EXECUTION COPY]

CREDIT AGREEMENT,
dated as of April 4, 2008,
between
CALLON ENTRADA COMPANY,
as Borrower,
and
CIECO ENERGY (ENTRADA) LLC,
as Lender.

CREDIT AGREEMENT
     THIS CREDIT AGREEMENT, dated as of April 4, 2008, between CALLON ENTRADA COMPANY, a Delaware corporation (“Borrower”), and CIECO ENERGY (ENTRADA) LLC, a Delaware limited liability company (“Lender”).
WITNESSETH:
     WHEREAS, Borrower and its Subsidiaries are engaged directly in the business of acquiring, owning and operating certain oil and gas leasehold and other interests in five federal offshore blocks at Garden Banks Blocks 738, 782, 785, 826 and 827 located in Federal waters offshore of Louisiana, including, without limitation, the Entrada Field (such interests existing as of the date hereof, each individually, an “Initial Subject Property”, and collectively, the “Initial Subject Properties”); and
     WHEREAS, the Borrower is the designated operator under the Callon Joint Operating Agreement (as herein defined); and
     WHEREAS, Borrower desires to obtain a commitment from Lender pursuant to which (i) Development Loans in a maximum aggregate principal amount of $150,000,000 will be made to the Borrower from Lender during the Draw Period to fund the development of the Subject Interests (as herein defined) and (ii) Capitalized Interest Loans will be made to the Borrower from Lender as provided for herein; and
     WHEREAS, Lender is willing, on the terms and subject to the conditions hereinafter set forth (including the terms and conditions set forth in Article V hereof), to extend such Commitment and to make such Loans to Borrower; and
     WHEREAS, the proceeds of the Development Loans will be used (a) to develop the Subject Interests in accordance with the Development Budget, and (b) for general business purposes and working capital purposes of Borrower consistent with the Development Budget;
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.1. Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
     “Affiliate” of any Person means any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person (excluding any trustee under, or any committee with responsibility for administering, any Plan). A Person shall be deemed to be “controlled by” any other Person if such other Person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners, or (b) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.
     “Agreement” means, on any date, this Credit Agreement as originally in effect on the Effective Date and as thereafter from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date.
     “Annual Operating Plan” means either (i) the annual budget agreed under Clause 6.7 of the Callon Joint Operating Agreement which is agreed as the forecasted budget for the activities and expenditures for the next calendar year or (ii) any updated annual budget approved (A) pursuant to the terms of the Callon Joint Operating Agreement and (B) separately by the Lender, such approval not to be unreasonably withheld or delayed.
     “Applicable Law” means with respect to any Person or matter, any federal, state, regional, tribal or local statute, law, code, rule, treaty, convention, application, order, decree, consent decree, injunction, directive, determination or other requirement (whether or not having the force of law) relating to such Person or matter and, where applicable, any interpretation thereof by a Governmental Agency having jurisdiction with respect thereto or charged with the administration or interpretation thereof.
     “Approvals” means each and every approval, authorization, license, permit, consent, variance, land use entitlement, franchise, agreement, filing or registration by or with any Governmental Agency or other Person necessary for all stages of developing, operating, maintaining and abandoning Properties, including the Subject Properties.
     “Approved Independent Engineer” means an independent petroleum engineer, such as B.P. Huddleston and Associates, selected by the Borrower and approved by the Lender, in its reasonable discretion.
     “Approved Expenditures” means, for the purposes of calculating Net Cash Flow, expenditures for the following which have been approved by the Lender: (i) expenditures proposed under the Annual Operating Plan for the Subject Interests under the Callon Joint Operating Agreement, covering capital expenditures, general and administrative expenses, lease operating expenses, but excluding overhead; and (ii) other out of pocket, third party expenditures related to the handling and marketing of production allocable to the Subject Interests not covered in clause (i) above, such as third party transportation, gathering and marketing expenses. Proposals for Approved Expenditures for the next calendar year shall be submitted by Borrower to the Lender prior to July 1st of the preceding year, and shall be approved or disapproved by Lender prior to August 15th of such year. Should at any time the Borrower reasonably believe actual expenditures with respect to the Subject Interests will exceed those approved by Lender, the Borrower shall submit to Lender a request for approval of such additional expenditures, together with such detail and back-up information as Lender may request, and Lender, in its sole discretion, may approve or disapprove such increase.
     “Borrower” has the meaning set forth in the preamble.
     “Borrower’s Operating Account” means that certain deposit account styled “Callon Entrada Operating Account” owned by the Borrower located at the Deposit Bank, Account No.

80502091 or such other account designated in writing by Borrower as its operating account for purposes of this Agreement and approved by the Lender.
     “BP” means BP Exploration & Production, Inc., a Delaware corporation.
     “BP Payment” means the portion of the following payment, if any, not to exceed $20,000,000 which Borrower may be required to pay: the amount to be paid by Callon Petroleum Operating Company to BP pursuant to Section 2.3 of the BP Purchase and Sale Agreement dated as of March 8, 2007 between Callon Operating and BP.
     “BP Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated as of March 8, 2007, between Callon Operating and BP, as such may be amended, supplemented or otherwise modified from time to time.
     “BP Settlement Agreement” means that certain Settlement Agreement, dated March 1, 2007, between BP and MMS, as may be amended, supplemented, restated or otherwise modified from time to time.
     “Broker’s Fee” means any obligation or liability of any kind, contingent or otherwise, for any broker’s fees, finders’ fees or similar fees.
     “Business Day” means any day which is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Houston, Texas or New York, New York.
     “Callon Entrada Company Operating Account” means that certain deposit account utilized for joint operations owned by the Operator located at the Deposit Bank, Account No. 80502083 or such other account designated in writing by Operator as its operating account defined under the Callon Joint Operating Agreement.
     “Callon Joint Operating Agreement” means that certain Joint Operating Agreement, effective as of April 4, 2008 between the Operator and CIECO Energy (US) Ltd., as such may be amended, supplemented or otherwise modified from time to time.
     “Callon Operating” means Callon Petroleum Operating Company, a Delaware corporation.
     “Capital Expenditures” means, for any period, the sum of (a) the aggregate amount of all expenditures of Borrower and its Subsidiaries for fixed or capital assets made during such period which, in accordance with GAAP, would be classified as capital expenditures, and (b) the aggregate amount of all Capitalized Lease Liabilities incurred during such period.
     “Capitalized Interest Commitment” means Lender’s obligation to make Capitalized Interest Loans pursuant to Section 2.1(b).
     “Capitalized Interest Loan” has the meaning set forth in Section 2.1(b).

     “Capitalized Lease Liabilities” means all monetary obligations of Borrower and its Subsidiaries under any leasing or similar arrangement which, in accordance with GAAP, would be classified as capitalized leases, and, for purposes of this Agreement and each other Loan Document, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.
     “Change in Control” means, without the prior written consent of Lender, either (i) the failure of Parent to own, directly or indirectly, free and clear of all Liens or other encumbrances (except for Liens covering the outstanding equity interests in Callon Operating granted in favor of UBOC pursuant to the terms and provisions of the UBOC Credit Facility), 100% of the outstanding equity interests of Borrower on a fully diluted basis, (ii) the failure of Parent to own directly, free and clear of all Liens or other encumbrances (except for Liens covering the outstanding equity interests in Callon Operating granted in favor of UBOC pursuant to the terms and provisions of the UBOC Credit Facility), 100% of the outstanding equity interests of Callon Operating on a fully diluted basis or (iii) a change resulting when any Unrelated Person or any Unrelated Persons acting together which would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (A) Beneficially Own more than 40% of the aggregate voting power of all classes of Voting Stock of the Parent or (B) during any period of two consecutive years ending on or after the Effective Date, as determined as of the last day of each calendar quarter after the Effective Date, the individuals (the “Incumbent Directors”) who at the beginning of such period constituted the Board of Directors of the Parent (other than additions thereto or removals therefrom from time to time thereafter approved by a vote of the Board of Directors in accordance with the Parent’s by-laws) shall cease for any reason to constitute 51% or more of the Board of Directors of the Parent. As used herein (a) “Beneficially Own” means “beneficially own” as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase or exchange; (b) “Group” means a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; (c) “Unrelated Person” means at any time any Person other than the Parent or any of its Subsidiaries and other than any trust for any employee benefit plan of the Parent or any of its Subsidiaries; (d) “Related Person” of any Person shall mean any other Person owning (1) 15% or more of the outstanding common stock of such Person or (2) 15% or more of the Voting Stock of such Person; and (e) “Voting Stock” of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

     “Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.
     “Collateral Account” has the meaning set forth in Section 3.3.
     “Commitment” means, collectively, Lender’s Loan Commitment and Capitalized Interest Commitment pursuant to Section 2.1.
     “Commitment Amount” means, on any date, $150,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.
     “Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, obligation or any other liability of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the shares of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount (or maximum principal amount, if larger) of the debt, obligation or other liability guaranteed thereby.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership interests, by contract, or otherwise.
     “Control Agreement” means a control agreement between the Borrower, the Lender and the financial institution which holds the Collateral Account executed and delivered pursuant to Sections 5.1.21, in form and substance acceptable to the Lender, in its sole and absolute discretion.
     “Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.
     “Dedication Percentage” means for any Payment Date during the Payment Period so long as no Default has occurred and is continuing, 50% for the first year of the Payment Period, and, subject to the dispute mechanism of Section 7.1.14, a percentage to be determined by the Lender for subsequent years of the Payment Period; provided that the Dedication Percentage shall never be less than 20%; provided further that, if any Default has occurred and is continuing, the Dedication Percentage shall equal 100%. The Lender shall notify the Borrower no less than 30 days prior to every anniversary date of the Initial Payment Date, of the Dedication Percentage applicable to that succeeding year. In the event of a Rescheduling Event, the Lender may amend immediately at any time, subject to the dispute mechanism of Section 7.1.14, the previously announced Dedication Percentage for such year by giving the Borrower notice of such amendment of the Dedication Percentage.

     “Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
     “Default Rate” has the meaning set forth in Section 3.2.
     “Deposit Bank” means Regions Bank.
     “Design Study Agreement” means that certain Design Study Letter Agreement, dated April 1, 2006, between Callon Operating, ConocoPhillips Company, and Devon Energy Production Company, L.P., as may be amended, supplemented, restated or otherwise modified from time to time.
     “Development Budget” means either (i) the initial development budget attached as Exhibit G hereto, or (ii) any new or updated development budget approved (A) pursuant to the terms of the Callon Joint Operating Agreement and (B) separately by the Lender, such approval not to be unreasonably withheld or delayed.
     “Development Loan” has the meaning set forth in Section 2.1(a).
     “Direct Taxes” means (1) ad valorem taxes (or taxes imposed in lieu thereof) imposed or assessed upon the Subject Interests or any mortgage thereof, (2) severance, gross production, occupation, extraction, gathering, and other taxes and assessments of any kind (other than taxes on or measured by the Lender’s income or receipts and other than franchise taxes) imposed or assessed with respect to or measured by or charged against the Subject Interests, and (3) all other taxes required by law to be deducted from the proceeds of the Subject Interests; provided that “Direct Taxes” shall never include any taxes on income, whether federal, state or otherwise.
     “Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule II, as it may be amended, supplemented or otherwise modified from time to time by Borrower with the written consent of Lender.
     “Dispute Engineer” means an independent petroleum engineer, such as Collarini Associates, selected by the Lender, in its sole discretion.
     “Dollar” and the sign “$” mean lawful money of the United States.
     “Draw Period” means the period of time from the Effective Date until the earlier to occur of (i) Initial Production Date and (ii) September 15, 2009.
     “Effective Date” means the date this Agreement becomes effective pursuant to Section 9.9.
     “Environmental Laws” means all Applicable Laws relating to public health and safety and protection of the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections.
     “Event of Default” has the meaning set forth in Section 8.1.
     “Existing Burdens” means, for any period, the aggregate amounts payable in respect of existing royalty, overriding royalty and other cost-free interests as a result of production of Hydrocarbons from the Subject Interests which burdens have been taken into account in determining the working interests and the net revenue interests in the Initial Subject Interests disclosed to Lender on Item 1.1 of the Disclosure Schedule.
     “GAAP” has the meaning set forth in Section 1.4.
     “Governmental Agency” means any federal, state, regional, tribal or local government or governmental department or other entity charged with the administration, interpretation or enforcement of any Applicable Law.
     “Guaranty” means that certain Non-Recourse Guaranty executed and delivered by Callon Operating pursuant to Sections 5.1.12, substantially in the form of Exhibit I hereto, as amended, supplemented, restated or otherwise modified from time to time.
     “Hazardous Material” means (a) any “hazardous substance”, as defined by CERCLA, (b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended, (c) any petroleum product, or (d) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any other applicable Environmental Law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended or hereafter amended.
     “Hedging Agreement” means any swap agreement, hedge agreement, floor agreement, collar agreement or other similar arrangement or agreement, including, without limitation, any such agreement entered into pursuant to an International Security Dealers Association Master Agreement.
     “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under any and all Hedging Agreements, and all other agreements or arrangements designed to protect such Person against fluctuations in interest rates, commodity prices or currency exchange rates.
     “herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular Section, paragraph or provision of this Agreement or such other Loan Document.
     “Hydrocarbon Proceeds” means the sum of (i) all revenues and proceeds from the sale of Subject Hydrocarbons plus (ii) all revenue and proceeds received by Borrower or its Subsidiaries (net of any amounts paid by Borrower or such Subsidiary) from the settlement of any Hedging Agreement entered into by the Borrower or any if its Subsidiaries with respect to production from the Subject Interests, provided that, for the purpose of this clause (ii), for the purposes of this calculation such amount can not be less than $0.
     “Hydrocarbons” means collectively oil, condensate and other liquid hydrocarbons, including natural gas or liquid products extracted from gas by means other than conventional field separation, and natural gas, casinghead gas, and other gaseous hydrocarbons.
     “Impermissible Qualification” means, relative to the opinion or certification of any independent public accountant as to any financial statement of any Obligor, any qualification or exception to such opinion or certification (a) which is of a “going concern” or similar nature, (b) which relates to the limited scope of examination of matters relevant to such financial statement, or (c) which relates to the treatment or classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause such Obligor to be in default of any of its obligations.
     “including” means including without limiting the generality of any description preceding such term, and, for purposes of this Agreement and each other Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, which is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.
     “Indebtedness” of any Person means, without duplication: (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, and banker’s acceptances issued for the account of such Person, (c) all obligations of such Person as lessee under leases which have been or should be, in accordance with GAAP, recorded as Capitalized Lease Liabilities; (d) all other items which, in accordance with GAAP, would be included as liabilities on the liability side of the balance sheet of such Person as of the date at which Indebtedness is to be determined, other than any asset retirement obligations arising under Financial Accounting Standards Board Statement No. 143, Accounting for Asset Retirement Obligations, (e) net liabilities of such Person under all Hedging Obligations, (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse, and (g) all Contingent Liabilities of such Person in respect of any of the foregoing. For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer (unless such Indebtedness is made expressly non-recourse to such Person).
     “Indemnified Liabilities” has the meaning set forth in Section 9.4.
     “Indemnified Parties” has the meaning set forth in Section 9.4.
     “Independent Accountant” has the meaning set forth in Section 7.1.1(b).

     “Independent Reserve Report” has the meaning set forth in Section 7.1.1(i).
     “Initial Payment Date” means the first Payment Date, such date to be the last day of Interest Period commencing on the last day of Draw Period.
     “Initial Production Date” means, unless otherwise mutually agreed by the Borrower and the Lender, the date of the first sale of production from the Subject Interests.
     “Initial Subject Interests” means all interests described in Schedule I hereto and all other right, title and interest of Borrower and its Subsidiaries in the Initial Subject Properties.
     “Initial Subject Properties” has the meaning set forth in the first recital.
     “Interest Period” means the period of six (6) months commencing from (in the case of the first Interest Period) the day on which the first Development Loan is made by the Lender, or (in the case of each subsequent Interest Period) the last day of the immediately preceding Interest Period; provided, that, if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day. If any Interest Period starts within six (6) months before the end of Draw Period, then such specific Interest Period ends on the last day of the Draw Period.
     “Interest Rate” means, with respect to any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period as the rate for dollar deposits with an interest period of six (6) months (expressed as a percentage) plus 3.75% calculated on a per annum basis (on the basis of a 360-day year) .
     “Internal Reserve Report” has the meaning set forth in Section 7.1.1(j).
     “Lease Use Hydrocarbons” means any Hydrocarbons which are lost in the production thereof or used by the operator of the Subject Interests for the purpose of producing and transporting to market Hydrocarbons from the Subject Interests, but only for so long as and to the extent such Hydrocarbons are so used, including, without limitation, any such Hydrocarbons used pursuant to the PHA.
     “Lender” has the meaning set forth in the preamble.
     “Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), privilege, claim, title defects, charge against or interest in property to secure payment of a debt or performance of an obligation or other priority or preferential arrangement of any kind or nature whatsoever.
     “Little Gem Agreement” means that certain Letter Agreement dated August 31, 2007, from Conoco Phillips Company and accepted by Callon Operating and Devon Energy Production

Company, L.P. relating to Little Gem Prospect, as may be amended, supplemented, restated or otherwise modified from time to time.
     “Loan Commitment” means Lender’s obligation to make Development Loans pursuant to Section 2.1(a).
     “Loan Document” means this Agreement, the Note, the Mortgage, the Pledge Agreement, the Security Agreement, the Parent Indemnity, the Guaranty and the Control Agreement, together with all exhibits, certificates, schedules and attachments thereto, and all other agreements, documents, certificates, financing statements and instruments from time to time executed and delivered pursuant to or in connection with any of the foregoing.
     “Loan Request” means a loan request and certificate duly executed by an Authorized Officer of Borrower, substantially in the form of Exhibit B hereto.
     “Loans” means Capitalized Interest Loans and Development Loans.
     “Material Adverse Effect” means, as to any matter, a material and adverse effect on (a) the financial condition, operations, assets, business, Properties or prospects of either Borrower, the Borrower and its Subsidiaries, taken as a whole, the Parent, or the Parent and its Subsidiaries, taken as a whole, (b)(i) the validity and enforceability of this Agreement and the other Loan Documents or (ii) the perfection or priority of any material Liens purported to be created thereby or thereunder, or (c) the right or ability of the Borrower or any Obligor to fully, completely and timely pay and perform their obligations under the Loan Documents.
     “Maximum Commitment Amount” means, on any date, $162,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.
     “Minimum Payment Amount” means, subject to Section 7.1.14, a schedule of minimum amounts which shall be paid by the Borrower at each Payment Date. The Minimum Payment Amount shall be notified by the Lender to the Borrower, substantially in the form of Exhibit J, no later than five (5) months before the Initial Payment Date. In the event of a Rescheduling Event, the Lender may, by giving at least 30 days notice prior to the Payment Date therefore in substantially the form of Exhibit J, amend at any time, subject to Section 7.1.14, the previously announced Minimum Payment Amount by giving the Borrower notice of such amendment of the Minimum Payment Amounts.
     “MMS” means the Minerals Management Service of the United States Department of the Interior or any successor agency thereto.
     “Mortgage” means the Mortgage, Assignment, Security Agreement and Financing Statement executed and delivered pursuant to Sections 5.1.3 or 7.1.15, substantially in the form of Exhibit D hereto, as amended, supplemented, restated or otherwise modified from time to time.
     “Mortgaged Property” has the meaning set forth in the Mortgage.

     “Net Cash Flow” means, for any period, the sum of (a) Hydrocarbon Proceeds received by Borrower and its Subsidiaries for such period and any other gross revenues of Borrower and its Subsidiaries (excluding proceeds or revenues from the sale of any or all of the Subject Interests or refinancing of the Notes) minus (b) Direct Taxes for such period minus (c) Existing Burdens for such period minus (d) interest on the Note accrued at the Interest Rate during such period minus (e) all Obligations under the Loan Documents related to the enforcement and maintenance of the Loan Documents, including, without limitation, Reimbursable Expenses minus (f) Approved Expenditures actually paid by the Borrower and its Subsidiaries minus (g) the BP Payment, if any, minus (h) any amounts deposited into and held within the Collateral Account in satisfaction of the requirements of Section 3.3 minus (i) any other amounts approved by Lender in its sole and absolute discretion. For the avoidance of doubt, expenditures for operations not agreed by the Lender, but is funded by the Borrower under Section 7.2.5(c) shall not be included in this calculation.
     “Net Sales Proceeds” means the gross cash proceeds from the sale by Borrower or any of its Subsidiaries of any of the Subject Interests, less the sum of the following expenses incurred in connection with such sale: normal and customary closing-related costs and expenses payable to unaffiliated third parties, such as taxes, escrow charges, title examination fees, legal fees and expenses incurred in connection with the sale, reasonable and customary brokerage commissions to third-parties and recording expenses (specifically excluding, however, any payments, commissions, fees or other amounts paid or payable to Borrower, any of its Affiliates or any other Obligor) payable in connection therewith by Borrower or any of its Subsidiaries as the seller thereunder.
     “Non-Consent Hydrocarbons” means those Hydrocarbons produced from a well during the applicable period of recoupment or reimbursement pursuant to a non-consent provision covering the relevant well or wells under a joint operating agreement or other similar agreement, which Hydrocarbons have been relinquished to the consenting party or participating party under the terms of such non-consent provision as the result of the election by Borrower or one of its Subsidiaries not to participate in the particular operation, provided such election by Borrower or such Subsidiary has been made in good faith and as a prudent operator.
     “Note” means a promissory note of Borrower payable to Lender, delivered pursuant to Section 5.1.2 in substantially the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of Borrower to Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.
     “Obligations” means (a) all obligations (monetary or otherwise) of Borrower and each other Obligor arising under or in connection with this Agreement, the Note and each other Loan Document plus (b) all Hedging Obligations in connection with all Hedging Agreements between Borrower or any of its Subsidiaries and the Lender or any Affiliate of the Lender.
     “Obligor” means Borrower or any other Person (other than Lender) obligated under any Loan Document.

     “Oil and Gas Leases” means all oil, gas, mineral and other leases comprising a portion of the Subject Interests and includes any subleases and assignments of operating rights.
     “Operating Services Contract” means that certain Operating Services Contract, dated as of April 4, 2008, between the Operator and Callon Operating, as contractor, as such may be amended, supplemented or otherwise modified from time to time.
     “Operator” means Borrower, and any successor operator substituted pursuant to the terms of the Callon Joint Operating Agreement.
     “Organic Document” means, relative to any Obligor or any of their Subsidiaries, its certificate of incorporation, formation or organization, its by-laws, operating agreement or other similar agreement and all member, shareholder or partnership agreements, voting trusts and similar arrangements applicable to any of its authorized shares of common stock, membership interests or partnership interests.
     “Parent” means Callon Petroleum Company, a Delaware corporation.
     “Parent Indemnity” means that certain Indemnity Agreement executed and delivered by the Parent pursuant to Sections 5.1.9, substantially in the form of Exhibit H hereto, as amended, supplemented, restated or otherwise modified from time to time.
     “Payment Date” means, collectively, (i) Initial Payment Date and (ii) each of the last day of each Interest Period thereafter.
     “Payment Period” means that period of time from the end of the Draw Period until the Stated Maturity Date or any date shortened by other clauses stipulated in this Agreement.
     “PBGC” means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.
     “Pension Plan” means a “pension plan”, as such term is defined in section 3(2) of ERISA, which is subject to Title IV of ERISA (other than a multiemployer plan as defined in section 4001(a)(3) of ERISA), and to which Borrower or any corporation, trade or business that is, along with Borrower, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under section 4069 of ERISA.
     “Permitted Liens” means (1) taxes constituting a lien but not yet due and payable or which are being contested diligently, in good faith, (2) defects or irregularities in title, and liens, charges or encumbrances, which are not such as to interfere materially with the development, operation or value of the Subject Interests and not such as materially to impair title thereto, (3) operators liens and materialmen’s and mechanic’s liens arising out of normal operation of the Subject Interests, securing amounts which are not more than 60 days past due provided the Persons entitled to the benefits of such liens are not exercising remedies in respect thereof other than the making of demands or the giving or filing of notices required to perfect such liens or suing for payment of the amounts secured thereby, (4) royalty burdens, overriding royalty burdens, and similar encumbrances on the Subject Interests in existence on the Effective Date, and which are reflected “Item 1.2 — Liens” of the Disclosure Schedule attached hereto, (5) Liens being contested by Borrower in good faith in a diligent and timely manner and as to which such reserves as are required by GAAP have been made and on which interest charges are not paid or accrued with respect thereto, (6) those liens consented to in writing by Lender, (7) Liens securing payment of the Obligations granted pursuant to any Loan Document, (8) Liens permitted by any other Loan Document, (9) Liens, if any, arising under the PHA, and (10) any liens other described on “Item 1.2 — Liens” of the Disclosure Schedule attached hereto.
     “Person” means any natural person, corporation, partnership, company, firm, association, Governmental Agency or any other entity, whether acting in an individual, fiduciary or other capacity.
     “PHA” means that certain Deepwater Production Handling and Operating Services Agreement, effective April 18, 2007, for Garden Banks Blocks 738, 782, 785, 826 and 827 Production Handling at the Garden Banks Block 783 Magnolia TLP, by and between ConocoPhillips Company and Devon Energy Production Company, L.P. and Callon Operating, as such agreement from time to time may be amended, amended and restated, supplemented or otherwise modified.
     “Plan” means any Pension Plan or Welfare Plan.
     “Pledge Agreement” means that certain Pledge Agreement executed and delivered pursuant to Section 5.1.4 by Callon Operating, substantially in the form of Exhibit E hereto, as amended, supplemented, restated or otherwise modified from time to time.
     “Pledgor” means any Person (other than Lender) which is party to a Pledge Agreement.
     “Possible Reserves” means those Hydrocarbon reserves that are not Proved Reserves and are speculative reserves estimated beyond Proved and Probable Reserves where geological and engineering data suggest the presence of additional reserves, but where the risk is relatively high.
     “Probable Reserves” means those Hydrocarbons reserves which are not Proved Reserves and which analysis of geological and engineering data suggests are more likely than not to be recoverable, but where some element of risk or insufficient data prevent classification as proved.
     “Production Sale Contracts” means contracts for the sale of Subject Hydrocarbons now in effect or hereafter entered into by Borrower with Lender’s written consent.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
     “Projected Net Cash Flow Attributable to Subject Interests” means, with respect to the Subject Interests for any period, the calculation of the following, discounted at 10% per annum: (i) estimated future Hydrocarbon Proceeds for such period attributable to Proved Reserves located in the Subject Interests that (w) have been evaluated by the Approved Independent Engineer and are included in the most recent Independent Engineering Report, (x) are determined by Lender, in its sole and absolute discretion, to have satisfactory title, including, without limitation, recorded mortgages in favor of Lender and title opinions or other assurances of title satisfactory to Lender, (y) are free of any Liens except for any Permitted Liens, and (z) are covered by, and being operated under all required regulatory approvals and Environmental Laws, including, but not limited to, a Notice of Intent for Discharge of Drilling Fluids, a Development Operations and Coordination Document, an Oil Spill Financial Responsibility Certification and a Regional Oil Spill Response Plan and Lender has determined, in its sole and absolute discretion, that such approvals are satisfactory for such period such determination of Hydrocarbon Proceeds to be utilizing pricing assumptions net at the wellhead based on, (A) for volumes of oil and gas swapped or hedged with investment grade counter parties (or other counterparties acceptable to the Lender which is evidenced by a writing from the lender) under Hedging Agreements, the applicable hedged price, and (B) for unhedged volumes, the forward New York Mercantile Exchange contract prices for oil and gas as of the time of any determination, for the initial three (3) years, but capped as the last three (3) year’s actual average price of front month quotes in the New York Mercantile Exchange contract prices for oil and gas, and utilizing the last three (3) year’s actual average price of front month quotes in the New York Mercantile Exchange contract prices for oil and gas going forward thereafter, (C) including effects of the basis adjustments for geographical and quality differentials minus (ii) estimated Direct Taxes for such period minus (iii) the BP Payment minus (iv) expenditures reasonably estimated to be necessary for the operation of the Subject Interests, handling and marketing production therefrom, including Existing Burdens, and Approved Expenditures for such period (but if the determination involves a period in which Approved Expenditures have not been determined, then for such period reasonable and necessary expenditures of the types that are included in Approved Expenditures will be used).
     “Proved Developed Non-Producing Reserves” means (1) those Proved Reserves expected to be produced from existing completion intervals in existing wells for which capacity is planned or available pursuant to an approved Development Budget, but due to pending pipeline connections or other mechanical or contractual requirements Hydrocarbon sales have not yet commenced, and (2) other non-producing Proved Reserves which exist behind the casing of existing wells, or at minor depths below the present bottom of such wells, which are expected to be produced through these wells in the predictable future, where the cost of making such Hydrocarbons available for production should be relatively small compared to the cost of a new well and for which capacity is planned or available pursuant to an approved Development Budget.
     “Proved Developed Producing Reserves” means those Proved Reserves which are recoverable from existing completion intervals in existing wells currently open and producing to market at the time of the estimate.
     “Proved Reserves” means those recoverable Hydrocarbons which have been proved to a high degree of certainty by reason of existing production, adequate testing, or in certain cases by adequate core data and other engineering and geologic information on zones which are present in existing wells or in known reservoirs which are recoverable under existing economic and operating conditions. Reserves that can be produced economically through the application of established improved recovery techniques are included in the proved classification when (a) successful testing by a pilot project or the operation of any installed program in that reservoir or one in the immediate area with similar rock and fluid properties provides support for the engineering analysis on which the project or program was based, and (b) it is reasonably certain the project will proceed. Reserves to be recovered by improved recovery techniques that have yet to be established through repeated economically successful applications are included in the proved category only after successful testing by a pilot project or after the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (1) pressure maintenance, (2) cycling, and (3) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids.
     “Proved Undeveloped Reserves” means those Proved Reserves which are expected to be recovered from (1) new wells on undrilled acreage, (2) the deepening of existing wells where a relatively major expenditure is required for completion, or (3) an existing well where a relatively large expenditure is required to recomplete an existing completion interval or install production or transportation facilities for a primary or improved recovery project. Proved Undeveloped Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled.
     “Purchase and Sale Agreement” means that certain Purchase and Sale Agreement, dated February 11, 2008, by and between Callon Petroleum Operating Company and CIECO Energy (US) Ltd., as from time to time amended, supplemented, amended and restated, or otherwise modified and in effect on such date pursuant to its terms.
     “Reimbursable Expenses” means all expenses paid or incurred by Lender which consist of, or are incidental to (1) any production-related expense or production-related tax reasonably incurred by Lender in paying or performing any obligations on behalf of Borrower or any of its Subsidiaries under any of the Loan Documents, (2) any costs, expenses or other amounts reasonably incurred by Lender in paying or performing any obligations on behalf of Borrower or any of its Subsidiaries under any of the Loan Documents, (3) costs associated with cancellation of Hedging Agreements of Borrower or any of its Subsidiaries with Lender or any Affiliate of Lender, including brokers fees, exchange expenses, document expenses and related charges incurred by Lender as a result of contracts entered into during the term of this Agreement, (4) the Indemnified Liabilities that become owing to any Indemnified Party under this Agreement which have not previously been paid by Borrower, and (5) the Tax Amount.
     “Release” means a “release”, as such term is defined in CERCLA.
     “Rescheduling Event” means as determined by the Lender, in its sole discretion (i) a significant change in the Borrower or in the Borrower and its Subsidiaries, taken as a whole, or the Subject Interests, or (ii) any event which could reasonably be expected to have a Material Adverse Effect.
     “Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 690, et seq., as in effect from time to time.
     “Risked NPV” has the meaning set forth in Section 7.1.14(b).

     “Scheduled Payment” means, for any period, an amount equal to the sum of (a) the unpaid and accrued interest on the aggregate unpaid principal amount of the Loans plus (b) the Minimum Payment Amount.
     “Security Agreement” means a security agreement and any similar instrument or agreement, executed and delivered pursuant to Section 5.1.19, substantially in the form of Exhibit F hereto, as supplemented, amended, restated or otherwise modified from time to time.
     “Stated Maturity Date” means the earlier of (i) five (5) years from the Initial Production Date and (ii) September 15, 2014.
     “Subject Hydrocarbons” means all Hydrocarbons in and under, and which may be produced and saved from, and which shall accrue or be attributable to the Subject Interests and which are produced after the Effective Date (other than Lease Use Hydrocarbons and Non-Consent Hydrocarbons where Borrower or one of its Subsidiaries is the non-consenting party) but including any additional Hydrocarbons received by the Borrower or one of its Subsidiaries where such party is the consenting party, and shall be deemed to include the proceeds of such Hydrocarbons.
     “Subject Interests” means all right, title and interest of Borrower and its Subsidiaries in and to the Subject Properties and the Initial Subject Interests which shall not be less than those interests shown on Schedule I. The term “Subject Interest”, when used with reference to any particular Subject Interest, shall mean and include (a) such Subject Interest as the same may be enlarged or diminished by the provisions of any contract or other instrument described in Schedule I, or by the removal of any charges or encumbrances to which such Subject Interest is subject, (b) any and all renewals, replacements and extensions of such Subject Interest, or other interests in the Hydrocarbons in, under and that may be produced from lands comprising a portion of the Subject Interests acquired by Borrower or any of its Subsidiaries during the term hereof, (c) all contracts supplemental to or amendatory of or in substitution for the contracts described above insofar as the same relate to such Subject Interest, and (d) all rights, titles and interests accruing or attributable to such Subject Interest by virtue of its being included in any unit.
     “Subject Property” and “Subject Properties” means the (i) Initial Subject Properties, and (ii) any and all Oil and Gas Leases and leasehold working interests, net profits interests and production payments, including, without limitation, the Oil and Gas Leases and leasehold working interests, net profits interests, royalty interests, mineral interests and production payments described in Schedule I hereto, together with all Hydrocarbons severed while Obligations continue to exist which are attributable to such leases and interests together with all of the valid Subject Hydrocarbons unitization and pooling agreements which are described in such Schedule I or which relate to any of the properties and interests described in such Schedule I.
     “Subsidiary” means, with respect to any Person, (a) any corporation of which more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned by such Person, by such Person and one or more other Subsidiaries of such Person, or by one or more other Subsidiaries of such Person; (b) any partnership of which such Person, such Person and one or more other Subsidiaries of such Person, or one or more other Subsidiaries of such Person is a general partner, (c) any limited liability company in which such Person, such Person and one or more other Subsidiaries of such Person, or one or more other Subsidiaries of such Person is a member or manager with ownership interest in excess of 50% of all outstanding ownership interests, or (d) any other entity in which such Person, such Person and one or more other Subsidiaries of such Person, or one or more other Subsidiaries of such Person has an ownership interest in excess of 50% of all outstanding ownership interests.
     “Tax Amount” means an amount equal to the aggregate of all amounts, including interest and penalties, if any, relating thereto, paid by Lender in such month, and which have not been paid by Borrower pursuant to the provisions of this Agreement, on account of (1) Direct Taxes, (2) any excise tax imposed on or assessed with respect to or measured by or charged against the Subject Hydrocarbons, or (3) any sales or gross receipts taxes, which are imposed on Lender by any state or federal governmental unit, or any political subdivision thereof, in which any of the Subject Interests are located, and which are payable on account of Lender’s receipt of the Subject Hydrocarbons, provided however, that the Tax Amount shall not include any taxes associated with the handling, transportation, refining, purchase or sale of Subject Hydrocarbons after they have been delivered to the credit of Lender.
     “Taxes” has the meaning set forth in Section 4.1.
     “Transportation Agreements” means (i) that certain Firm Gas Gathering Agreement, Contract No. 113914, effective as of April 1, 2008, between Callon Operating and Enbridge Offshore Facilities LLC, as amended, supplemented, restated or otherwise modified from time to time, and (ii) any other contract or agreement entered into from time to time by Borrower relating to the transportation of Hydrocarbons, as any such agreement or contract may be amended, supplemented, restated or otherwise modified from time to time.
     “$200 Million Senior Secured Credit Facility” means that certain Credit Agreement, dated as of April 18, 2007, among Parent, as borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as lead arranger, Merrill Lynch Capital Corporation, as administrative agent and the other parties thereto, as such agreement from time to time may be amended, amended and restated, supplemented or otherwise modified.
     “UBOC” means Union Bank of California, N.A., as administrative agent, under the UBOC Credit Facility.
     “UBOC Credit Facility” means that certain Amended and Restated Credit Agreement, dated as of August 30, 2006, among the Parent, as borrower, UBOC, as lead arranger and administrative agent and the other parties thereto, as such agreement from time to time may be amended, amended and restated, supplemented or otherwise modified.
     “United States” or “U.S.” means the United States of America, its fifty States and the District of Columbia.

     “Welfare Plan” means a “welfare plan”, as such term is defined in section 3(1) of ERISA.
     “Well Log Agreement” means that certain Well Log Data Trade Agreement, dated September 14, 2000, between Callon Operating, Vastar Resources, Inc., Conoco, Inc. and Ocean Energy, Inc., as may be amended, supplemented, restated or otherwise modified from time to time.
     SECTION 1.2. Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in the Disclosure Schedule and the Note and in each Loan Request, Loan Document, notice and other communication delivered from time to time in connection with this Agreement or any other Loan Document.
     SECTION 1.3. Cross-References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition.
     SECTION 1.4. Accounting and Financial Determinations. Unless otherwise specified, all accounting terms used herein or in any other Loan Document shall be interpreted, all accounting determinations and computations hereunder or thereunder shall be made, and all financial statements required to be delivered hereunder or thereunder shall be prepared in accordance with, those U.S. generally accepted accounting principles (“GAAP”), consistently applied, which were applied in the preparation of the financial statements referred to in Section 6.5.
ARTICLE II
COMMITMENT, LOAN PROCEDURES AND NOTE
     SECTION 2.1. Commitment.
     (a) From time to time on any Business Day occurring during the Draw Period on the terms and subject to the conditions of this Agreement (including Article V), upon delivery of a Loan Request by Borrower to Lender, Lender shall make loans (its “Development Loans”) to Borrower equal to the aggregate amount of the Development Loan requested by Borrower to be made on such day in conformity with the approved amount of advances under the Development Budget. Lender shall not be required to make any Development Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Development Loans would exceed the Commitment Amount. Borrower may not borrow, repay and reborrow Development Loans.
     (b) Provided that no Default has occurred and is continuing, from time to time on the last day of each Interest Period during the Draw Period, on the terms and subject to the conditions of this Agreement (including Article V), Lender shall make loans (its “Capitalized Interest Loans”) to Borrower equal to the aggregate amount of capitalized interest which has accrued on all Loans through such date. The Lender shall not be required to make any Capitalized Interest Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Loans would exceed the Maximum Commitment Amount. Such capitalization of interest will be done by an accounting entry and shall not involve any transfer of cash. Borrower may not borrow, repay and reborrow Capitalized Interest Loans.
     SECTION 2.2. Maximum Commitment Amount; Commitment Amount. Notwithstanding any other provision of the Loan Documents to the contrary, the Commitment Amount and the Maximum Commitment Amount each shall, without any further action, automatically and permanently be reduced to zero ($0) on the earlier to occur of (a) the Stated Maturity Date and (b) the date on which all Obligations have been paid in full in cash or, if applicable, performed in full.
     SECTION 2.3. Loan Procedure. By delivering a Loan Request to Lender on or before 10:00 a.m., Houston, Texas time, on a Business Day during the Draw Period, Borrower may from time to time irrevocably request, on not less than fifteen (15) days’ notice, that a Development Loan be made in the requested amount. Notwithstanding anything to the contrary in the Loan Documents, the Lender shall never have an obligation to fund a Loan Request which is made in an amount which is inconsistent with the Development Budget. The delivery of each Loan Request shall constitute a representation and warranty by the Borrower that, among other things, the proceeds of such Loan shall be used by Borrower in accordance with Section 4.4. On the terms and subject to the conditions of this Agreement, each Development Loan shall be made on the Business Day specified in such Loan Request. Lender shall make funds in an amount equal to the requested Development Loan available to Borrower by wire transfer or account entry on such Business Day to the Callon Entrada Company Operating Account.
     SECTION 2.4. Note. Lender’s Loans under its Commitment shall be evidenced by the Note payable to the order of Lender in a maximum principal amount equal to the Maximum Commitment Amount. Borrower hereby irrevocably authorizes Lender to make (or cause to be made) appropriate notations on the grid attached to Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date and the outstanding principal amount of the Loans evidenced thereby. Such notations shall be conclusive and binding on Borrower absent manifest error; provided, however, that the failure of Lender to make any such notations shall not limit or otherwise affect any Obligations of Borrower or any other Obligor.
ARTICLE III
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
     SECTION 3.1. Repayments and Prepayments. Borrower shall, on each Payment Date, unless otherwise consented to by the Lender in writing, make a mandatory repayment of the outstanding principal amount of, and accrued interest on, the Loans in the amount equal to the greater of (A)(x) Borrower’s Net Cash Flow during the most recent Interest Period ending on such Payment Date multiplied by (y) the Dedication Percentage in effect at the time and (B) the amount of the Scheduled Payment. If above (A) is greater than (B), the excess portion of (A) above (B) shall be treated as a prepayment. Borrower shall repay in full the outstanding principal amount of each Loan and outstanding interest on such Loans upon the Stated Maturity Date or such earlier date as may be applicable pursuant to Section 8.2. Prior thereto, Borrower:

          (a) may, from time to time on any Business Day, make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided that any voluntary prepayments made pursuant to this Subsection 3.1(a) shall (i) require at least 30 days prior written notice to Lender, and (ii) if received by the Lender after the conclusion of the Draw Period, be subject to a prepayment fee equal to one half of one (0.5%) percent multiplied by the amount of such prepayment;
          (b) shall, if requested by the Lender, on the date of any sale of all or a portion of the Subject Interests approved by Lender, make a mandatory prepayment of the outstanding principal amount of the Loans in the amount of either (i) the Net Sales Proceeds from such sale of the Subject Interests or (ii) a lesser amount determined by the Lender in its sole and absolute discretion;
          (c) shall, if an Event of Default has occurred and is continuing, make a mandatory prepayment from the cash in the Collateral Account of the outstanding principal amount of the Loans in an amount equal to the amounts on deposit in the Collateral Account or such lesser amount requested by the Lender; and
          (d) shall, immediately upon any acceleration of any Loan pursuant to Section 8.2, repay all Loans, unless only a portion of all Loans is so accelerated.
Except as set forth above, each prepayment of any Loans made pursuant to this Section shall be without premium or penalty. All prepayments received by Lender pursuant hereto shall be applied immediately on the first Business Day thereafter as follows:
     FIRST: To the payment and satisfaction of all costs and expenses incurred in connection with the collection of such payments and proceeds;
     SECOND: To the payment of any accrued interest on the Loans pursuant to this Agreement and each other Loan Document;
     THIRD: To the payment of the outstanding principal under the Note in inverse order of maturity, which is from the Minimum Payment Amount scheduled to be repaid close to the Stated Maturity Date.
     SECTION 3.2. Interest Provisions. The Borrower shall pay interest on the Loan for each Interest Period at the Interest Rate for such Interest Period. For avoidance of doubt, applicable Interest Rate on any Development Loans made within same Interest Period shall be the same regardless of when such Development Loans are made, and how many days has been elapsed from the beginning of such Interest Period. Interest accrued on each Loan shall be payable, without duplication, (a) on last day of each Interest Period; (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan; (c) on the Stated Maturity Date; and (d) on that portion of any Loan which is accelerated pursuant to Section 8.2, immediately upon such acceleration. Interest accrued on Loans or other monetary Obligations arising under this Agreement or any other Loan Document after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be paid upon demand. After the date any principal amount of any Loan is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise), or after any other monetary Obligation of Borrower shall have become due and payable, Borrower shall pay, but only to the extent permitted by law, interest (after as well as before judgment) on such amounts at a rate per annum equal to the Interest Rate plus a margin of four percent (4%) (“Default Rate”).
     SECTION 3.3. Collateral Account.
          (a) Borrower shall cause all Hydrocarbon Proceeds to be delivered directly by the purchasers of Hydrocarbons and from counterparties under the Hedging Agreements into an account located at the Deposit Bank (the “Collateral Account”) which is subject to the Control Agreement and is in all respects satisfactory to Lender. No funds, other than Hydrocarbon Proceeds, will be paid to the Collateral Account. Borrower agrees not to open any other Collateral Account or similar account, or take any action to terminate the existing Collateral Account, without the prior written consent of Lender. All Hydrocarbon Proceeds received by Borrower shall be delivered in kind to the Lender for deposit into the Collateral Account and Borrower shall not commingle any such proceeds, and shall hold separate and apart from all other property, all such proceeds in express trust for the benefit of Lender until delivery thereof is made to the Collateral Account.
          (b) The Collateral Account shall be an interest bearing account, with all interest earned on the funds deposited in the Collateral Account being the property of the Borrower and added to the balance of the funds deposited in such Collateral Account on a monthly basis.
          (c) Except as set forth in subsection (e) below, all balances in the Collateral Account which are in excess of the amount of the next Scheduled Payment by Borrower for the next Payment Date shall be deposited in the Borrower’s Operating Account with the prior written consent of the Lender on the last Business Day of each month. Within 15 days after each Interest Period, Lender shall provide notice to the Borrower and the Deposit Bank of the estimated Scheduled Payment by Borrower for the next six (6) month period. Lender may change the estimated amount in the event such amount is reasonably determined by the Lender to be inadequate, subject to the dispute mechanism of Section 7.1.14.
          (d) Except as set forth in subsection (e) below, until the funds for the Scheduled Payment for the next Payment Date are accumulated in the Collateral Account as set forth in subsection (c) above, on the fifth (5th) Business Day of each month the Borrower shall provide the Lender with a report which will show the calculation of Net Cash Flow for the preceding month in a form acceptable to the Lender, in its reasonable discretion; provided, however, that if such calculation of Net Cash Flow for any month results in a deficit, such deficit shall be carried forward and included in the calculation of Net Cash Flow for the succeeding month. Except as set forth in subsection (e) below, the Hydrocarbon Proceeds relating to the preceding month in excess of the amount equal to the amount of such Net Cash Flow minus any and all general and administrative expenses for the preceding month will be transferred via wire transfer (with the Lender’s approval, not to be unreasonably withheld or delayed) to the Borrower’s Operating Account within five (5) Business Days of receipt of such report. Notwithstanding anything to the contrary in this Agreement, “Net Cash Flow” shall not include, for the purposes of calculating compliance with this Section 3.3(d), the element of clause (h) under the definition of “Net Cash Flow”.
          (e) In the event a Default has occurred and is continuing, all amounts (other than those amounts used to prepay the Loans in accordance with Section 3.1(c) above) shall remain in the Collateral Account and no amounts may be deposited or otherwise transferred from the Collateral Account to the Borrower’s Operating Account without the express written consent of the Lender.
          (f) Notwithstanding anything to the contrary in this Agreement or the other Loan Documents, the amounts deposited in the Collateral Account relating to the amount of the currently estimated Scheduled Payment shall not be utilized by the Borrower to repay any outstanding Obligations of the Borrower or otherwise withdrawn by the Borrower without the prior written consent of the Lender.
ARTICLE IV
TAXES AND OTHER PROVISIONS
     SECTION 4.1. Taxes.
          (a) All payments by Borrower of principal of, and interest on, the Loans and all other amounts payable hereunder shall be made free and clear of and without deduction for any present or future income, excise, stamp or other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority, other than franchise taxes and taxes imposed on or measured by Lender’s net income or receipts (such non-excluded items being called “Taxes”). In the event that any withholding or deduction from any payment to be made by Borrower hereunder is required in respect of any Taxes pursuant to any applicable law, rule or regulation, Borrower will (i) pay directly to the relevant authority the full amount required to be so withheld or deducted, (ii) promptly forward to Lender an official receipt or other documentation satisfactory to Lender evidencing such payment to such authority, and (iii) pay to Lender such additional amount or amounts as is necessary to ensure that the net amount actually received by Lender will equal the full amount Lender would have received had no such withholding or deduction been required. Moreover, if any Taxes are directly asserted against Lender with respect to any payment received by Lender hereunder, Lender may pay such Taxes and Borrower will promptly pay such additional amounts (including any penalties, interest or expenses) as is necessary in order that the net amount received by such person after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such person would have received had not such Taxes been asserted. If Borrower fails to pay any Taxes when due to the appropriate taxing authority or fails to remit to Lender the required receipts or other required documentary evidence, Borrower shall indemnify Lender for any incremental Taxes, interest or penalties that may become payable by Lender as a result of any such failure.

          (b) Upon the request of Borrower, any assignee of Lender organized under the laws of a jurisdiction other than the United States shall, prior to the due date of any payment in respect of the Loans, execute and deliver to Borrower, on or about January 15 of each calendar year, one or more (as Borrower may reasonably request) Unites States Internal Revenue Service Forms 4224 or Forms 1001 or such other forms or documents (or successor forms or documents), appropriately completed, as may be applicable to establish the extent, if any, to which a payment to such assignee is exempt from withholding or deduction of Taxes.
          (c) Lender agrees that it will use all reasonable efforts in order to avoid or to minimize, as the case may be, the payment by Borrower of any additional amounts under Section 3.1 or the subjecting of any payment by Borrower to any withholding tax, and that it will, as promptly as practicable, notify Borrower of the existence of any event which will require the payment by Borrower of any such additional amounts or the subjecting of any payment by Borrower to any withholding tax; provided, however, that the foregoing shall not in any way affect the rights of Lender or the obligations of Borrower under Section 3.1, and provided further that Lender shall not be required to use any such efforts that are disadvantageous to Lender in the sole opinion of Lender.
          (d) Payments to be made by Borrower under this Section 4.1 shall be made within fifteen (15) days after Lender makes written demand therefor.
     SECTION 4.2. Payments, Computations, etc. All payments to be made to Lender by Borrower pursuant to this Agreement, the Note or any other Loan Document shall be made by Borrower to Lender, without setoff, deduction or counterclaim, not later than 11:00 a.m., Houston, Texas time, on the date due, in same day or immediately available funds, to such account as Lender shall specify from time to time by notice to Borrower. Until further notice from the Lender pursuant to this Agreement, the following account is designated by the Lender for payments:
          Mizuho Corporate Bank, Ltd, New York Branch
          1251 Avenue of the Americas
          New York, New York 10020
          ABA Number: 026-004-307
          A/C Name: CIECO Energy (Entrada) LLC
          A/C Number: H10-740-020808
Funds received after that time shall be deemed to have been received by Lender on the next succeeding Business Day. All interest and fees shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days. Whenever any payment to be made shall otherwise be due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees, if any, in connection with such payment.

     SECTION 4.3. Setoff. In addition to any rights and remedies of Lender provided by law, if an Event of Default has occurred and is continuing or the Obligations have been accelerated, Lender is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to setoff and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, Lender or any of its Affiliates, including, without limitation, amounts pursuant to any preferential right to purchase or market Subject Hydrocarbons and any Hedging Agreements to or for the credit or the account of Borrower, against any and all Obligations owing to Lender and any of its Affiliates, now or hereafter existing, irrespective of whether or not Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured, and, as security for such Obligations, Borrower hereby grants to Lender and any of its Affiliates a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of Borrower then or thereafter maintained with Lender. Lender agrees promptly to notify Borrower after any such setoff and application made by Lender; provided, however, that the failure to give such notice shall not affect the validity of such setoff and application. The rights of Lender and its Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff under applicable law or otherwise) which Lender and its Affiliates may have.
     SECTION 4.4. Use of Proceeds. Borrower shall apply the proceeds of (i) each Development Loan (A) to develop the Subject Interests in accordance with the Development Budget or as otherwise agreed by Lender in its sole discretion, and (B) for general business purposes and working capital purposes of Borrower consistent with the Development Budget, and (ii) each Capitalized Interest Loan for the payment of interest during the Draw Period.
ARTICLE V
CONDITIONS TO LOANS
     SECTION 5.1. Initial Loan. The obligation of Lender to fund the initial Loan shall be subject to the prior or concurrent satisfaction of each of the conditions precedent set forth in this Section.
     SECTION 5.1.1. Resolutions, etc. Lender shall have received from the Borrower, the Parent and each Pledgor a certificate, dated the date of the initial Loan, of its Secretary or Assistant Secretary, as to (a) resolutions of its Board of Directors then in full force and effect authorizing the execution, delivery and performance of this Agreement, the Note and each other Loan Document to be executed by it; (b) the Organic Documents for Borrower, the Parent and each Pledgor, (c) the incumbency and signatures of those of its officers authorized to act with respect to this Agreement, the Note and each other Loan Document executed by it, upon which certificate Lender may conclusively rely until it shall have received a further certificate of an officer of the Borrower, the applicable pledgor or the general partner of a Pledgor, as applicable, canceling or amending such prior certificate, and (d) that the Borrower, the Parent and all Obligors are in compliance with all of the covenants and agreements contained in this Agreement or any other Loan Document. Lender shall have received from the Borrower, the Parent and each Pledgor certificates of existence and good standing provided by the appropriate governmental officer in its jurisdiction of incorporation or formation and, in the case of certificates of good standing, in each jurisdiction in which its business is conducted.
     SECTION 5.1.2. Delivery of Note. Lender shall have received its Note duly executed and delivered by Borrower.
     SECTION 5.1.3. Mortgage. Lender shall have received counterparts of Mortgages, dated as of the date hereof, duly executed by Borrower and Callon Operating, together with:
          (a) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of the Mortgage as may be necessary or, in the reasonable opinion of Lender, desirable effectively to create a valid, perfected first priority Lien (subject to Permitted Liens) to Lender against the Properties purported to be covered thereby;
          (b) executed Uniform Commercial Code financing statements (Form UCC-1), in proper form for filing, naming Borrower or such Subsidiary, as applicable, as “debtor” and Lender as “secured party”, to be filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of Lender, desirable to perfect the security interest of Lender pursuant to the Mortgage;
          (c) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in the Mortgage (other than Permitted Liens), together with such other Uniform Commercial Code Form UCC-3 termination statements as Lender may reasonably request from Borrower or such Subsidiary, as applicable;
          (d) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to Lender, dated a date reasonably near to the date of the initial Loan, listing all effective financing statements which name Borrower or such Subsidiary, as applicable (under its present name and any previous names), as “debtor” and which are filed in the jurisdictions in which filings were made pursuant to clause (a) above, together with copies of such financing statements (none of which (other than those described in clause (b), if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements described in clause (b)) shall cover any collateral described in the Mortgage); and
          (e) such other approvals, opinions, or documents as Lender may reasonably request.
     SECTION 5.1.4. Pledge Agreement. Lender shall have received executed counterparts of the Pledge Agreement, dated as of the date hereof, duly executed by Callon Operating, together with the certificates, if any, evidencing the ownership interests pledged pursuant to the Pledge Agreement, which certificates shall in each case be accompanied by undated powers of attorney duly executed in blank, if appropriate, or, if any securities pledged pursuant to the Pledge Agreement are uncertificated securities, confirmation and evidence satisfactory to Lender that the security interest in such uncertificated securities has been transferred to and perfected by Lender in accordance with the Uniform Commercial Code, as in effect in the State of Texas.
     SECTION 5.1.5. Evidence of Closing of Acquisition. Lender shall have received evidence satisfactory to it, in its sole discretion, that the transaction contemplated by the Purchase and Sale Agreement has been consummated pursuant to its terms as determined by the Lender, in its sole discretion.
     SECTION 5.1.6. Opinion of Counsel. Lender shall have received the following, each dated the date hereof or such other date acceptable to Lender and addressed to Lender from (a) Haynes and Boone, LLP, and (b) Simon, Peragine, Smith & Redfearn, L.L.P., each counsel to the Borrower and its Subsidiaries, the Parent and Callon Operating, substantially in the form of Exhibit C-1 and Exhibit C-2, respectively, hereto.
     SECTION 5.1.7. Development Budget and Schedules. Lender shall have received (i) a Development Budget covering the Subject Interests, in substantially the form set forth in Exhibit G and in substance acceptable to Lender, and (ii) a description of Initial Subject Interests, in substantially the form set forth in Schedule I and in form and substance acceptable to Lender in its sole discretion.
     SECTION 5.1.8. Evidence of Insurance. Lender shall have received certificates of insurance satisfactory to it evidencing the existence of all insurance required to be maintained by Borrower and its Subsidiaries, as applicable, by this Agreement and the other Loan Documents, which insurance, in each case, shall list Lender as “additional insured” and “loss payee” as its interests may appear with respect to the Subject Properties, contain a “waiver of subrogation” in favor of the Lender, and be satisfactory to Lender in all respects in its reasonable discretion.
     SECTION 5.1.9. Parent Indemnity. Lender shall have received a Parent Indemnity, dated the date hereof, duly executed by the Parent.
     SECTION 5.1.10. Consents. Borrower and its Subsidiaries shall have obtained all necessary Approvals from all Governmental Agencies and from any other Persons relating to the Initial Subject Interests and the related Subject Hydrocarbons or pertaining to the Loan Documents, in form and substance satisfactory to Lender in its sole discretion, Lender shall have received copies of all such consents, approvals and permits, and such consents, approvals and permits shall be in full force and effect on the Effective Date, and Lender shall have received a certificate to that effect signed by an Authorized Officer of the Borrower.
     SECTION 5.1.11. Compliance with Loan Documents. Borrower and all of its Subsidiaries and the Parent and each other Obligor shall have performed all agreements and covenants required by this Agreement and by the other Loan Documents to be performed by Borrower or any Subsidiary or the Parent and each other Obligor, and all representations and warranties herein and in other Loan Documents made by Borrower or any of its Subsidiaries or the Parent or any other Obligor shall be true and correct as of the Effective Date, and Lender shall have received a certificate to that effect signed by an Authorized Officer of the Borrower.
     SECTION 5.1.12. Callon Operating Guaranty. Lender shall have received a Guaranty, dated the date hereof, duly executed by Callon Operating.

     SECTION 5.1.13. No Default. No Default or Event of Default shall have occurred and be continuing on the Effective Date either before or after giving effect to this Agreement and the other Loan Documents, and Lender shall have received a certificate to that effect from an Authorized Officer of the Borrower.
     SECTION 5.1.14. Engineering. Lender shall have received that certain Reserve Report from B.P. Huddleston and Associates for the Subject Interests, dated as of February 18, 2008, as of January 1, 2008, in form and substance, satisfactory to Lender, and, since the date of such report, there has been no material change in respect thereof. Lender also shall have received all requested information regarding the past operating results of the Subject Interests, the current operation of the Subject Interests, Borrower’s internal accounting, engineering and production monitoring system, projections of future operating results and the basis for such projections and all other reasonably requested information, all in form and substance, satisfactory to Lender, in its sole discretion.
     SECTION 5.1.15. Environmental. Lender shall have received copies of all regulatory filings and documentation required to satisfy compliance with environmental regulations currently in force for operations in the Outer Continental Shelf area, and relating to all or any part of the Subject Interests, each in form and substance, and with conclusions, satisfactory to Lender, in its sole discretion, and since the date of receipt of such information, there has been no material change in respect thereof. In addition, Lender shall be satisfied that all such filings have been duly submitted to the applicable regulatory body.
     SECTION 5.1.16. Financial Statements. Lender shall have received financial statements, including, without limitation, a statement of cash flow of Borrower and its Subsidiaries, in form and substance satisfactory to Lender, in its sole discretion.
     SECTION 5.1.17. Transportation Agreements; Callon Joint Operating Agreement. Lender shall have received an executed copy of (i) each Transportation Agreement to the extent any such agreements exist and (ii) the Callon Joint Operating Agreement duly certified by an Authorized Officer of the Borrower as being true, correct and complete, and such agreements shall be in form and substance satisfactory to Lender.
     SECTION 5.1.18. [Intentionally omitted].
     SECTION 5.1.19. Security Agreement. Lender shall have received from Borrower and its Subsidiaries, as applicable, duly executed, original counterparts of Security Agreements, dated as of the date hereof, together with:
          (a) executed Uniform Commercial Code financing statements (Form UCC-1), in proper form for filing, naming Borrower or such Subsidiary, as applicable, as “debtor” and Lender as “secured party”, to be filed under the Uniform Commercial Code of all jurisdictions necessary or, in the opinion of Lender, desirable to perfect the security interest of Lender pursuant to such Security Agreement;
          (b) executed copies of proper Uniform Commercial Code Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person in any collateral described in such Security Agreement previously granted by any Person (other than Permitted Liens) together with such other Uniform Commercial Code Form UCC-3 termination statements as the Lender may reasonably request from Borrower;
          (c) certified copies of Uniform Commercial Code Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to Lender, dated a date reasonably near to the date of the initial Loan, listing all effective financing statements which name Borrower or such Subsidiary, as applicable, (under its present name and any previous names) as “debtor” and which are filed in the jurisdictions in which filings were made pursuant to clause (a) above, together with copies of such financing statements (none of which (other than those described in clause (b), if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements described in clause (a)) shall cover any interest conveyed in the Security Agreement);
          (d) such other approvals, opinions, or documents as Lender may reasonably request; and
          (e) evidence of completion (or satisfactory arrangement for the completion) of all filings and recordings of the Security Agreements as may be necessary, or in the reasonable opinion of the Lender, desirable, effectively to create a valid, perfected first priority liens against and security interests in the collateral covered thereby, subject to Permitted Liens.
     SECTION 5.1.20. Termination of $200 Million Senior Secured Credit Facility; Release of Liens. Lender shall have received evidence satisfactory to it that all obligations under the $200 Million Senior Secured Credit Facility have been paid, fulfilled or satisfied in full or otherwise terminated. Lender shall have received evidence satisfactory to it that the Subject Interests have been fully released from any Liens existing under (i) the $200 Million Senior Secured Credit Facility, (ii) the UBOC Credit Facility or (iii) any other Liens identified in the title information delivered pursuant to this Agreement or otherwise identified by the Lender.
     SECTION 5.1.21. Collateral Account. Lender shall have received satisfactory evidence of the creation of the Collateral Account at the Deposit Bank, in form and substance satisfactory to Lender, in its reasonable discretion. Lender shall have received from Borrower, duly executed, original counterparts of the Control Agreement, dated as of the date hereof, in form and substance acceptable to the Lender, in its reasonable discretion.
     SECTION 5.1.22. Assignments to Borrower. Lender shall have received satisfactory evidence, in the Lender’s sole discretion, of (i) the assignment of (A) the PHA from Callon Operating to the Borrower, including, without limitation, the assignment of all right, title and interest under the PHA, (B) any Transportation Agreements from Callon Operating to the Borrower, including, without limitation, the assignment of all right, title and interest under such Transportation Agreements, (C) the Callon Joint Operating Agreement from Callon Operating to the Borrower, including, without limitation, the assignment of all right, title and interest under the Callon Joint Operating Agreement, (D) the Well Log Agreement from Callon Operating to the Borrower, including, without limitation, the assignment of all right, title and interest under the Well Log Agreement, (E) the Design Study Agreement from Callon Operating to the Borrower, including, without limitation, the assignment of all right, title and interest under the Design Study Agreement, (F) the Little Gem Agreement from Callon Operating to the Borrower, including, without limitation, the assignment of all right, title and interest under the Little Gem Agreement, and (G) the BP Settlement Agreement from Callon Operating to the Borrower, including, without limitation, the assignment of all right, title and interest under the BP Settlement Agreement, and (ii) any consents required in connection with such assignments.
     SECTION 5.1.23. Payment of Merrill Lynch Fee. Lender shall have received satisfactory evidence, in the Lender’s sole discretion, of the payment in full in cash by the Parent or any of its Subsidiaries of any and all fees owing to Merrill Lynch, Pierce, Fenner & Smith Incorporated or any of its affiliates in connection with the sale of Property pursuant to the Purchase and Sale Agreement, the entering into this Agreement or otherwise.
     SECTION 5.1.24. Material Documents. Lender shall have received copies of (i) all valid and subsisting material contracts entered into by the Borrower and its Subsidiaries, including those documents executed in connection with (A) the acquisition of Properties, a portion of which became the Initial Subject Properties, by Callon Operating from BP, (B) the operation of the Subject Properties, and (ii) the Operating Services Contract, each certified as being true, correct and complete by an Authorized Officer of the Borrower.
     SECTION 5.1.25. Capital Contribution to Borrower. Borrower shall have provided Lender evidence of capital contributions to Borrower of (i) the Subject Properties and (ii) an additional amount in cash of $10,000,000, in form and substance acceptable to Lender in its reasonable discretion. Borrower shall deliver copies of the executed documents relating to such capital contributions, certified as being true, correct and complete by an Authorized Officer of the Borrower.
     SECTION 5.1.26. Delivery of Existing Oil and Gas Leases. Borrower shall provide to Lender copies of all Oil and Gas Leases existing as of the Effective Date and applicable recording and filing information relating to such Oil and Gas Lease, certified being true, correct and complete by an Authorized Officer of the Borrower.
     SECTION 5.1.27. Other Legal Matters. All legal matters in connection with the title to the Subject Interests and the Subject Hydrocarbons shall be approved by Lender, and there shall have been furnished to Lender by Borrower or such Subsidiary, as applicable, at Borrower’s expense, such title opinions, agreements, other opinions of counsel, and other records and information, including, without limitation, evidence of any ratification documents, participation agreements, letter of understanding from any interest owner, as it may reasonably have requested for that purpose, in form and substance satisfactory to Lender, in its sole discretion.
     SECTION 5.2. All Loans. The obligation of Lender to fund any Loan on the occasion of any Loan (including the initial Loan) shall be subject to the satisfaction of each of the conditions precedent set forth in this Section.

     SECTION 5.2.1. Compliance with Warranties, No Default, etc. Both before and after giving effect to any Loan (but, if any Default of the nature referred to in Section 8.1.9 shall have occurred with respect to any other Indebtedness, without giving effect to the application, directly or indirectly, of the proceeds thereof) the following statements shall be true and correct (a) the representations and warranties set forth in Article VI (excluding, however, those contained in Section 6.7) shall be true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), (b) except as disclosed by Borrower to Lender pursuant to Section 6.7 (i) no labor controversy, litigation, arbitration or governmental investigation or proceeding shall be pending or, to the knowledge of Borrower, threatened against Borrower or any of its Subsidiaries or the Parent or any other Obligor which could reasonably be expected to have a Material Adverse Effect, and (ii) no development shall have occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed pursuant to Section 6.7 which could reasonably be expected to have a Material Adverse Effect; and (c) no Default shall have then occurred and be continuing, and neither Borrower nor any of its Subsidiaries or the Parent or any other Obligor are in material violation of any Applicable Law.
     SECTION 5.2.2. Loan Request. Lender shall have received a Loan Request for such Loan. Each of the delivery of a Loan Request and the acceptance by Borrower of the proceeds of such Loan shall constitute a representation and warranty by Borrower that on the date of such Loan (both immediately before and after giving effect to such Loan and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.
     SECTION 5.2.3. Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of Borrower or any of its Subsidiaries or the Parent or any other Obligor shall be satisfactory in form and substance to Lender; Lender and its counsel shall have received all information, approvals, opinions, documents or instruments as Lender may reasonably request.
ARTICLE VI
REPRESENTATIONS AND WARRANTIES
     In order to induce Lender to enter into this Agreement and to make Loans hereunder, Borrower represents and warrants unto Lender as set forth in this Article.
     SECTION 6.1. Organization, etc.
          (a) Borrower is a corporation validly organized and existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where failure to be so qualified would not have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.

Borrower is qualified with the MMS to (i) hold interests in offshore OCS leases and (ii) to act as an operator of OCS leases, including, the lease comprising the Subject Interests.
          (b) Parent is a corporation validly organized and existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where failure to be so qualified would not have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.
          (c) Callon Operating is a corporation validly organized and existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the nature of its business requires such qualification, except where failure to be so qualified would not have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party and to own and hold under lease its property and to conduct its business substantially as currently conducted by it.
     SECTION 6.2. Due Authorization, Non-Contravention, etc. Borrower has the full legal power, right and capacity to enter into and perform this Agreement and the other Loan Documents to which it is party. Each Obligor (other than Borrower) has the full legal power, right and capacity to enter into and perform the Loan Documents to which it is a party. The execution, delivery and performance by Borrower of this Agreement, the Note and each other Loan Document executed or to be executed by it, and the execution, delivery and performance by each other Obligor of each Loan Document executed or to be executed by it are within Borrower’s and each such Obligor’s company, corporate or partnership powers, respectively, have been duly authorized by all necessary action, and do not (a) contravene Borrower’s or any such Obligor’s Organic Documents, (b) contravene or result in any violation of or default under any Applicable Law or any material restriction, court decree or order, in each case binding on or affecting Borrower or any such Obligor or any Properties, businesses, assets or revenues of Borrower; or (c) result in, or require the creation or imposition of, any Lien on (except for the Liens of the Loan Documents) any of Borrower’s or any other Obligor’s Properties, businesses, assets or revenues.
     SECTION 6.3. Government Approval, Regulation, etc. No authorization or Approval or other action by, and no notice to or filing with, any Governmental Agency or other Person is required to be obtained by Borrower or any other Obligor for the due execution, delivery or performance by Borrower or any other Obligor of this Agreement, the Note or any other Loan Document to which it is a party. Neither Borrower nor any of its Subsidiaries or any other Obligor is an “investment company” within the meaning of the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries or any other Obligor conducts any business, or derive any revenues from any operations, outside the United States of America. Neither Borrower nor any of its Subsidiaries or any other Obligor has any business related to, or derive any revenue from, the production of Hydrocarbons outside of the United States of America.
     SECTION 6.4. Validity, etc. This Agreement constitutes, and the Note and each other Loan Document executed by Borrower or any of its Subsidiaries will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of Borrower and such Subsidiaries, as applicable, enforceable in accordance with their respective terms, in each case subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. Each Loan Document executed pursuant hereto by each other Obligor will, on the due execution and delivery thereof by such Obligor, be the legal, valid and binding obligation of such Obligor enforceable in accordance with its terms, in each case subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally.
     SECTION 6.5. Financial Information. The financial statements of Borrower and its Subsidiaries and the Parent and any other Obligor, and any related statements of earnings and cash flow, copies of which have been furnished to Lender, including, without limitation, the information furnished to Lender in compliance with Section 5.1.16, have been prepared in accordance with GAAP consistently applied, and present fairly in all material respects the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.
     SECTION 6.6. No Material Adverse Change. Since the date of the financial statements described in Section 6.5, there has been no event or circumstance that has occurred that could reasonably be expected to have a Material Adverse Effect.
     SECTION 6.7. Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of Borrower, threatened litigation, action, proceeding or labor controversy affecting Borrower or any of its Subsidiaries, or any of their respective Properties, businesses, assets or revenues, or the Subject Interests, which could reasonably be expected to have a Material Adverse Effect or which purports to affect the legality, validity or enforceability of this Agreement, the Note or any other Loan Document, except as disclosed in Item 6.7 (“Litigation”) of the Disclosure Schedule attached hereto.
     SECTION 6.8. Subsidiaries. As of the Effective Date, Borrower has no Subsidiaries.
     SECTION 6.9. Subject Interests. The descriptions attached to Schedule I completely and correctly describe the Initial Subject Interests. The representations and warranties of each of Borrower and each other Obligor in the Loan Documents are true and correct in all respects as of the dates made or deemed made, and as of the Effective Date, Borrower’s or each of its Subsidiary’s ownership of the Subject Interests entitles Borrower and such Subsidiary to a share of all Hydrocarbons produced from or attributable to the Oil and Gas Leases located on or under any of the lands described in Schedule I, and of the proceeds of such production, after giving effect to and/or deducting all applicable royalties, overriding royalties and other burdens or payments out of production, which is not less than the respective net revenue interests identified on Schedule I and obligates Borrower or such Subsidiary to pay a share of all costs of operation and development of such Oil and Gas Leases which is not greater than the respective working interests identified on Schedule I. Each of Borrower and each of its Subsidiaries has defensible title to its Properties (including, without limitation, all Subject Interests) free and clear of all liens, security interests, pledges, charges, privileges, encumbrances, claims or title defects, or other Liens, except for Permitted Liens. Each lease and other interest in the Subject Interests is valid and in full force and effect, all taxes, rentals, royalties and other amounts in respect thereof which are due or have become due have been paid unless (i) such amounts are being disputed in good faith by Borrower and (ii) Borrower establishes appropriate reserves regarding such disputed amount, and no default has occurred in respect of any such lease or interest. The Subject Interests are not subject to any tax or common law partnership, other than (i) Permitted Liens. Each of Borrower and each of its Subsidiaries is the legal and beneficial owner of the right, title and interest to the Subject Interests more fully described on Schedule I.
     SECTION 6.10. Oil and Gas Leases. (i) Each Oil and Gas Lease, and other interest described in Schedule I is valid and subsisting and in full force and effect, insofar as it covers or relates to the interests in land referred to or described in Schedule I as covered thereby; and (ii) all material agreements, contracts, leases, permits, easements, rights-of-way, and other surface use rights necessary to own, maintain and operate such Oil and Gas Leases are in full force and effect and no material breach or default exists under any of such leases, agreements, contracts, permits, easements, rights-of-way or other rights.
     SECTION 6.11. Preferential Rights. Except for (i) the preferential purchase rights contained in Section 7.1.9, and (ii) any preferential rights described on Schedule III hereto, there are no sale or use contracts or agreements, preferential purchase rights, calls, rights of first refusal or other similar rights or agreements in effect relating to any of the Subject Interests.
     SECTION 6.12. Balancing and Take-or-Pay Contracts. None of the Subject Interests or any of the Subject Hydrocarbons is subject to or encumbered by a balancing, take-or-pay/make-up, deferred production, hydrocarbon banking or other arrangement under which one or more third parties may take a portion of the Subject Hydrocarbons without full payment therefor, in cash or immediately available funds at the market price or value thereof, as a result of Hydrocarbons having been taken from, or as a result of other actions or inactions with respect to, the Subject Interests, other than any gas balancing agreements or other similar arrangements arising under or related to the PHA or any operating agreement (including the Callon Joint Operating Agreement) entered into in the ordinary course of business.
     SECTION 6.13. Joint Operating Agreements. The Borrower is the operator with respect to all of the Subject Interests pursuant to the Callon Joint Operating Agreement. Callon Operating has entered into the Operating Services Contract with the Borrower with respect to the administration of all of the Subject Interests.
     SECTION 6.14. Production Requirements. The production of all Hydrocarbons which have heretofore been produced from the Subject Interests has not been in excess of allowable production quotas allowed or permitted to the Subject Interests by any applicable regulatory authority so as to subject, after the Effective Date, any well located thereon, or

Lender’s interest in the production therefrom, to restrictions or penalties on allowables for overproduction.
     SECTION 6.15. Independent Reserve Report. All properties, rights and interests of Borrower and its Subsidiaries and any other Obligor which form the Subject Interests, and which properties, rights and interests form the basis for which oil and gas reserves and the future production and revenues therefrom were estimated and projected, are included and accurately depicted in (a) that certain Reserve Report from B.P. Huddleston and Associates for the Subject Interests, dated as of February 18, 2008, as of January 1, 2008, which has heretofore been delivered by Borrower to Lender pursuant to Section 5.1.14, (b) any and all information delivered by the Borrower or any of its Affiliates to Lender prior to the Effective Date, or (c) the most recent Independent Reserve Report submitted to Lender after the Effective Date which is acceptable to Lender, in its sole discretion.
     SECTION 6.16. Facilities. All wells, facilities, equipment, and other personal property and fixtures of whatever kind or nature are on the Subject Properties and are used in the operation of the Subject Interests and are in good repair and working condition, normal wear and tear excepted, and have been designed, installed, and maintained in accordance with customary industry standards and all applicable legal requirements; all wells on the Subject Interests are equipped for production and are connected or will be connected to a gathering system of sufficient capacity and pressure to permit, under ordinary operating conditions, the delivery of Hydrocarbons in volumes equal to the volumes estimated to be delivered; and all wells, facilities, equipment, and other personal property and fixtures of whatever kind or nature on the Subject Interests are or will be when completed capable of effecting the development of the Subject Interests in all material respects; the facilities and arrangements by which Borrower disposes, or plans to dispose, of water produced either are sufficient or will be in compliance in all material respects with the requirements of the developing the Subject Interests to dispose of the volumes of water currently, or expected to be, produced from the Subject Interests, and Borrower has no knowledge or any reason to believe that the facilities and arrangements to be installed pursuant to the Development Budget in effective on the Effective Date will not be adequate in the future for the purposes intended.
     SECTION 6.17. Broker’s Fees. Neither Borrower nor any of its Subsidiaries nor the Parent or any other Obligor has incurred any Broker’s Fee in respect of the matters provided for in this Agreement or any of the other Loan Documents, except for such fees, if any, payable by Parent to Merrill Lynch, Pierce Fenner and Smith Incorporated (or any of its affiliates) for advisory and consulting services in connection with the Purchase and Sale Agreement and the purchase by the Borrower of the Subject Interests.
     SECTION 6.18. Taxes. Each of Borrower and its Subsidiaries has filed all Federal and other tax returns and reports required by Applicable Law to have been filed by it and has paid all taxes, assessments, fees and other governmental charges thereby shown to be owing, except any such taxes, assessments, fees or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.

     SECTION 6.19. Pension and Welfare Plans. During the twelve-consecutive-month period prior to the date of the execution and delivery of this Agreement and prior to the date of any Loan hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan which might result in the incurrence by Borrower or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.19 (“Employee Benefit Plans”) of the Disclosure Schedule or as otherwise reflected in the financial statements of Borrower and its consolidated Subsidiaries, neither Borrower nor any member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.
     SECTION 6.20. Compliance with Laws. Except for such matters as would not reasonably be expected to have a Material Adverse Effect, neither Borrower nor any of its Subsidiaries or any other Obligor (a) is in violation of any Applicable Law of, or the terms of any license or permit issued by, any Governmental Agency, or (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to ownership of any of its properties or the conduct of its business (including without limitation any such authorization from the Federal Energy Regulatory Commission or any state conservation commission or similar body).
     SECTION 6.21. Environmental Warranties. Except for such matters as would not reasonably be expected to have a Material Adverse Effect, (i) all of the Subject Interests and associated facilities operated by Borrower, any of its Subsidiaries or any other Obligor have been, and continue to be, owned, leased or operated by Borrower, such Subsidiary or such Obligor in compliance with all Environmental Laws; (ii) there have been no past, and there are no pending or threatened claims, complaints, notices or inquiries to, or requests for information received by, or known to, Borrower, any of its Subsidiaries or any Obligor with respect to, any alleged violation of any Environmental Law with respect to the Subject Interests or associated facilities operated by Borrower, such Subsidiary or such Obligor; (iii) there are no pending or threatened claims, complaints, notices or inquiries to, or requests for information received by, or known to Borrower, any of its Subsidiaries or any Obligor for potential liability under any Environmental Law or under any common law theories relating to operations or the condition of any of the lands comprising the Subject Interests (including underlying groundwater); (iv) there have been no Releases of Hazardous Materials at, on or under any Property now or previously owned or leased by Borrower, or its Subsidiaries or any other Obligor have been issued and are in material compliance with all permits, certificates, approvals, licenses and other authorizations relating to environmental matters and necessary or desirable for its business and the operation of each of the Subject Interests; (vi) none of the lands comprising the Subject Interests or any portion thereof are listed or proposed for listing on the National Priorities List pursuant to CERCLA, on CERCLIS or on any other federal or state list of sites requiring investigation or clean-up; (vii) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any of the lands comprising the Subject Interests; (viii) Borrower, its Subsidiaries and the other Obligors have not directly transported or directly arranged for the transportation of any Hazardous Material (except crude oil and/or natural gas sold in the ordinary course of business which has not created any material liability or obligation of Borrower, its

Subsidiaries or any other Obligor) to any location which is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal or state list or which is the subject of federal, state or local enforcement actions or other investigations which may lead to material claims against Borrower, any of its Subsidiaries or any Obligor or any portion of any of the Subject Interests for any remedial work, damage to natural resources or personal injury, including claims under CERCLA; (ix) there are no polychlorinated biphenyls, radioactive materials or friable asbestos present at any of the lands comprising the Subject Interests; and (x) no condition exists at, on, under or in respect of any of the lands comprising the Subject Interests or any portion thereof which, with the passage of time, or the giving of notice or both, would give rise to material liability under any Environmental Law.
     SECTION 6.22. Accuracy of Information. All factual information heretofore or contemporaneously furnished by or on behalf of Borrower, any of its Subsidiaries or any other Obligor in writing or otherwise to Lender for purposes of or in connection with this Agreement or any transaction contemplated hereby, including, but not limited to, the Development Budget, the factual information provided to the Approved Independent Engineer in connection with the preparation of any Independent Reserve Report, activities contemplated with respect to the Approved Expenditures, the Internal Reserve Report and factual data supporting any reserve reports and financial statements, and any aging of accounts payable and accounts receivable, is, and all other such factual information hereafter furnished by or on behalf of Borrower, any of its Subsidiaries or any other Obligor to Lender will be, true and accurate in every material respect on the date as of which such information is dated or certified and as of the date of execution and delivery of this Agreement by Lender, and such information is not, or shall not be, as the case may be, incomplete by omitting to state any material fact necessary to make such information not misleading.
     SECTION 6.23. No Prohibition on Perfection. None of the terms or provisions of any indenture, mortgage, deed of trust, agreement or other instrument to which Borrower or any of its Subsidiaries or any other Obligor is a party or by which Borrower or any of its Subsidiaries or any other Obligor or the property of Borrower or any of its Subsidiaries or any other Obligor is bound prohibit the filing or recordation of any of the Loan Documents or any other action which is necessary or appropriate in connection with the perfection of the Liens evidenced and created by any of the Loan Documents.
     SECTION 6.24. Solvency. Neither Borrower nor any of its Subsidiaries or any other Obligor is “insolvent,” as such term is used and defined in the United States Bankruptcy Code, 11 U.S.C. § 101, et seq.
     SECTION 6.25. Regulations G, U and X. Neither Borrower nor any of its Subsidiaries or any other Obligor is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any Loans will be used for a purpose which violates F.R.S. Board Regulation G, U or X. Terms for which meanings are provided in F.R.S. Board Regulation G, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

     SECTION 6.26. Insurance. Borrower and its Subsidiaries have the benefit of the insurance coverage described in the certificates of insurance delivered pursuant to Section 5.1.8 and required to be maintained pursuant to Section 7.1.10.
ARTICLE VII
COVENANTS
     SECTION 7.1. Affirmative Covenants. Borrower agrees with Lender that, until the Commitment has terminated and all Obligations have been paid and performed in full, Borrower will, and will cause each of its Subsidiaries and each Obligor to, perform the obligations set forth in this Section.
     SECTION 7.1.1. Financial Information, Reports, Notices, etc. Borrower will furnish, or will cause to be furnished, to Lender copies of the following financial statements, reports, notices and information:
          (a) Promptly upon the request of the Lender (but in any event not sooner than 45 days after each calendar quarter), consolidated balance sheets of Borrower and its Subsidiaries as of the end of such calendar quarter and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such calendar quarter and for the period commencing at the end of the previous calendar year and ending with the end of such calendar quarter, and any other financial records or reports of Borrower or any of its Subsidiaries reasonably requested by Lender, all prepared in accordance with GAAP, certified by an Authorized Officer of the Borrower,
          (b) Promptly upon the request of the Lender (but in any event not sooner than 75 days after each calendar year), a copy of the annual audit report for such calendar year for Borrower and its Subsidiaries, including therein consolidated balance sheets of Borrower and its Subsidiaries as of the end of such calendar year and consolidated statements of earnings and cash flow of Borrower and its Subsidiaries for such calendar year, and any other financial records or reports of Borrower and its Subsidiaries reasonably requested by Lender, all financial statements prepared in accordance with GAAP, in each case certified (without any Impermissible Qualification) in a manner acceptable to Lender by an independent public accountant reasonably acceptable to Lender (the “Independent Accountant”), together with a certificate from such accountants to the effect that, in making the examination necessary for the signing of such annual report by such Independent Accountant, they have not become aware of any Default or Event of Default that has occurred and is continuing, or, if they have become aware of such Default or Event of Default, describing such Default or Event of Default and the steps, if any, being taken to cure it;
          (c) as soon as available and in any event within 30 days after the end of each calendar quarter, (i) a quarterly cash flow report (by month) of Borrower and its Subsidiaries for such quarter detailing sources and uses of funds, (ii) a quarterly summary (by month) of expenditures of the Borrower and its Subsidiaries, and in the case of the expenditures in respect of the Development Budget, together with inception to date expenditures (until the end of such calendar quarter), (iii) a summary of net and gross general and administrative expenses of Borrower and its Subsidiaries for such calendar quarter, (iv) a detailed calculation of Net Cash Flow for the preceding three month period, (v) a lease operating statement for such quarter, including, without limitation, oil, gas and water production, average prices received, and lease operating costs, including, without limitation, transportation, gathering and marketing costs, and all COPAS expenses on a well-by-well and asset-by-asset basis, (vi) projections of estimated expenditures to be made in the future under the Development Budget or with respect to Approved Expenditures for the succeeding two calendar quarters, and (vii) any other financial records or reports of Borrower and its Subsidiaries, reasonably requested by Lender, all prepared in accordance with GAAP, certified by an Authorized Officer of the Borrower;
          (d) as soon as possible and in any event within three (3) days after the occurrence of each Default, a statement of an Authorized Officer of the Borrower setting forth details of such Default and the action which Borrower has taken and/or proposes to take with respect thereto;
          (e) promptly upon receipt and in any event not later than three (3) days following such receipt, any information concerning any occurrence that could reasonably be expected to have a Material Adverse Effect, including, without limitation, actions, suits or proceedings by or before any court, arbitrator or any governmental commission, board, bureau or other administrative agency pending, or to the knowledge of Borrower threatened, against Borrower, any of its Subsidiaries, the Parent or any other Obligor or any of the Subject Interests that could reasonably be expected to have a Material Adverse Effect, including, without limitation, any foreclosure proceedings; and
          (f) promptly upon becoming aware of the institution of any steps by Borrower or any other Person to terminate any Pension Plan, or the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under section 302(f) of ERISA, or the taking of any action with respect to a Pension Plan which could result in the requirement that Borrower furnish a bond or other security to the PBGC or such Pension Plan, or the occurrence of any event with respect to any Pension Plan which could result in the incurrence by Borrower or any Subsidiaries of any material liability, fine or penalty, or any material increase in the contingent liability of Borrower or any Subsidiaries with respect to any post-retirement Welfare Plan benefit, notice thereof and copies of all documentation relating thereto;
          (g) [reserved];
          (h) together with the delivery of the financial reporting delivered pursuant to the foregoing clause (c), a certificate executed by an Authorized Officer of the Borrower, certifying that Borrower, each of its Subsidiaries and each Obligor is (i) in compliance in all material respects with the terms of this Agreement and the other Loan Documents, or if not, specifying any exceptions thereto in reasonable detail and (ii) that as of the date of such certificate the representations and warranties set forth in Article VI (excluding, however, those contained in Section 6.7) are true and correct with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).
          (i) promptly after December 31 of each calendar year (commencing with the calendar year 2008), and in any event not later than March 31 of the next succeeding calendar year, and at such other times as from time to time required pursuant to the terms hereof, reports in form and substance satisfactory to Lender and using pricing, engineering and other assumptions utilized by the Borrower and acceptable to Lender, prepared by the Approved Independent Engineer, as of December 31 of such calendar year concerning (a) the quantity of Subject Hydrocarbons economically recoverable from the Subject Interests, including, without limitation, the quantity of Proved Reserves, Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves, Probable Reserves and Possible Reserves; (b) the Projected Net Cash Flow Attributable to the Subject Interests; (c) any change in methods of treatment or operation of all or any wells on Subject Interests, any new drilling or development, any method of secondary or tertiary recovery, or any other action with respect to the Subject Interests, the decision as to which may increase or reduce the quantity of Subject Hydrocarbons ultimately recoverable from the Subject Interests, or the rate of production therefrom; and (d) such other information, technical or otherwise, as Lender may reasonably request (each such report an “Independent Reserve Report”);
          (j) promptly after June 30 of each calendar year (commencing with the calendar year 2008), and in any event not later than August 31 of such calendar year, and at such other times as from time to time required pursuant to the terms hereof, a report in form and substance satisfactory to Lender and using pricing, engineering and other assumptions utilized by the Borrower and acceptable to Lender, prepared by Borrower as of June 30 of such calendar year updating the Independent Reserve Report and concerning (a) the quantity of Subject Hydrocarbons economically recoverable from the Subject Interests, including, without limitation, the quantity of Proved Reserves, Proved Developed Producing Reserves, Proved Developed Non-Producing Reserves, Proved Undeveloped Reserves, Probable Reserves and Possible Reserves; (b) the Projected Net Cash Flow Attributable to the Subject Interests; (c) any change in methods of treatment or operation of all or any wells on Subject Interests, any new drilling or development, any method of secondary or tertiary recovery, or any other action with respect to the Subject Interests, the decision as to which may increase or reduce the quantity of Subject Hydrocarbons ultimately recoverable from the Subject Interests, or the rate of production therefrom; and (d) such other information, technical or otherwise, as Lender may reasonably request (each such report an “Internal Reserve Report”);
          (k) upon, but in no event later than ten (10) days after, any responsible officer of Parent, Borrower or any of its Subsidiaries or any other Obligor becomes aware of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened or other environmental claims against Borrower or any Subsidiary or any of the Subject Interests pursuant to any applicable Environmental Laws, and (ii) any environmental or similar condition on any real property adjoining or in the vicinity of the property of Borrower or any Subsidiary that could reasonably be expected to have a Material Adverse Effect;
          (l) prior to Borrower or one of its Subsidiaries entering into any Oil and Gas Lease, and subject to Section 7.2.7, a written notice of the proposed acquisition; and
          (m) with reasonable promptness, such other information respecting the condition or operations, financial or otherwise, of Borrower or any of its Subsidiaries as Lender may from time to time reasonably request.
All reports herein described or otherwise described in this Agreement and all other reports which Borrower, any of its Subsidiaries or such other Obligor is required to deliver pursuant to the terms and conditions hereof shall be prepared and delivered at the sole cost and expense of Borrower.
     SECTION 7.1.2. Gathering and Transportation and Other Services. Subject to Section 7.1.9 with respect to Lender’s preferential right to purchase Subject Hydrocarbons, Borrower at its sole cost and expense shall, and shall cause each of its Subsidiaries to, cause all Subject Hydrocarbons to be produced, delivered, gathered, compressed, treated, processed, fractionated and marketed, as a reasonably prudent operator.
     SECTION 7.1.3. Use of Proceeds. Borrower shall (a) use the proceeds of the Loans as set forth in Section 4.4 and (b) not use the proceeds of the Loans to pay any dividends or other distributions, to purchase any of its shares, to make any loans or advance any monies to any employee (excluding normal business and travel expense advances), consultant or agent of Borrower or any of its Subsidiaries or to pay any cost, expense or otherwise, except in connection with (i) Borrower’s oil and gas exploration, development and production business consistent with the Development Budget, or (ii) during the Draw Period, interest.
     SECTION 7.1.4. Joint Operating Agreements. Except as may be otherwise approved by Lender, in its sole and absolute discretion, Borrower shall, and shall cause each of its Subsidiaries to, comply with, and perform any and all obligations and actions set forth in, the terms and provisions of the Callon Joint Operating Agreement and any other joint operating agreement applicable to the Subject Interests. Borrower shall, and shall cause each Subsidiary to, provide prompt notice of the execution of all joint operating agreements relating to the Subject Interests or the Subject Hydrocarbons and, upon request by Lender, deliver copies of such joint operating agreements relating to the Subject Interests or the Subject Hydrocarbons to which Borrower or any of its Subsidiaries is a party duly certified by an Authorized Officer of the Borrower as being true, correct and complete, and such agreements shall be in form and substance satisfactory to Lender.
     SECTION 7.1.5. Compliance with Laws, etc. Borrower shall, and shall cause its Subsidiaries to, comply in all material respects with all Applicable Laws, such compliance to include, without limitation: (a) the maintenance and preservation of its existence and qualification as a foreign corporation, and (b) the payment, before the same become delinquent, of all taxes, assessments and governmental charges imposed upon it or upon its property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books.
     SECTION 7.1.6. Production-Related Expenses and Taxes. Borrower shall pay, promptly when due, and in any event within 30 days of its payment due date, except as contested in good faith by appropriate proceedings, all amounts in any way owed or owing with respect to the Subject Interests, including, without limitation, all production-related expenses. Borrower shall, and shall cause its Subsidiaries to, make all required federal income tax filings prior to any applicable filing deadlines. Borrower shall, and shall cause its Subsidiaries to, pay, promptly when due, and in any event within 30 days of its payment due date, except as contested in good faith and by appropriate proceedings, together with interest and penalties thereon, if any, all taxes owed by Borrower and its Subsidiaries, respectively (whether by operation of law or pursuant to this Agreement), including those set forth below: (i) all ad valorem taxes (or taxes imposed in lieu thereof) imposed upon or assessed with respect to or charged against the Subject Interests or the Subject Hydrocarbons; and (ii) all severance taxes and other taxes, duties, imposts, charges, levies and assessments of any kind or nature whatsoever, imposed upon or assessed with respect to or charged against the Subject Interests or the Subject Hydrocarbons.
     SECTION 7.1.7. Operation of Subject Interests. Except for any such matters which would not reasonably be expected to have a Material Adverse Effect, Borrower shall, and shall cause each of its Subsidiaries and Persons hired to perform any such functions to, as an independent contractor and as a prudent operator and at Borrower’s sole cost and expense: (i) cause the Subject Interests to be developed, maintained and continuously operated for the production of Hydrocarbons in a good and workmanlike manner, as would a prudent operator (without regard to the existence of the Mortgage), all in accordance with the Development Budget and activities contemplated with respect to the Approved Expenditures, generally accepted practices, applicable operating agreements, and applicable federal, state and local laws, rules and regulations (including, without limitation, all Environmental Laws); (ii) pay, or cause to be paid, promptly, and no longer than 30 days from the due date for such amount, as and when due and payable, (A) all rentals, royalties and operating, development, production, production handling and transportation expenses and proceeds payable to the other mineral interest owners in respect of the Subject Interests or the Subject Hydrocarbons, excepting those being contested in good faith, (B) all production related-expenses and production-related taxes incurred in or arising from the operation or development of the Subject Interests, or the producing, treating, gathering, or storing, of the Subject Hydrocarbons; excepting those being contested in good faith or those not yet payable in the ordinary course of business, and (C) all general and administrative related expenses and taxes; excepting those being contested in good faith or those not yet payable in the ordinary course of business; (iii) cause machinery, equipment and facilities necessary for the production of the Subject Hydrocarbons to be kept in prime working order as would a prudent operator (without regard to the existence of the Mortgage or Security Agreement) and necessary repairs, renewals, renovations, replacements, additions and improvements thereof or thereto to be promptly made; (iv) give or cause to be given to Lender written notice of every adverse claim or demand made by any Person (other than Lender or the buyer of Hydrocarbons) affecting the Subject Interests or the Subject Hydrocarbons which could have a material adverse effect on the Borrower or any of its Subsidiaries, and of any suit or other legal proceeding instituted with respect thereto, and cause necessary steps to be taken with reasonable diligence to protect and defend the Subject Interests and the Subject Hydrocarbons against any such adverse claim or demand which could have a material adverse effect on the Borrower or any of its Subsidiaries, including, but not limited to, the employment of counsel for the prosecution or defense of litigation; and (v) cause the Subject Interests to be kept free and clear of liens, security interests, overriding royalty interest or similar encumbrances, other than Permitted Liens. Borrower shall, and shall cause each of its Subsidiaries to, maintain, preserve, protect and keep the Subject Interests in good repair, working order and condition, and make necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.
     SECTION 7.1.8. Development Budget. Except as may otherwise be approved by Lender, in its sole and absolute discretion, Borrower shall, and shall cause its Subsidiaries to, comply with, and perform any and all obligations and actions set forth in, the terms and provisions of the Development Budget or activities contemplated with respect to the Approved Expenditures. Lender and Borrower acknowledge and agree that operations in the field will not follow exactly the Development Budget or activities contemplated with respect to the Approved Expenditures. Adjustments and modifications to the various “approved expenditures” will be necessitated by the drilling and operating conditions encountered by Borrower and its contract operators. Additionally, upsets and emergencies can occur which will necessitate immediate action by Borrower in order to save lives and property. Accordingly, Lender agrees to work closely with Borrower in promptly responding to such changed circumstances and necessary modifications to the Development Budget and Approved Expenditures. In the event a revised Development Budget or Approved Expenditures are agreed by the Lender and the Borrower, such updated Development Budget and Approved Expenditures will be deemed to replace the then current Development Budget and Approved Expenditures for all purposes under the Loan Documents.
     SECTION 7.1.9. Marketing Rights. Lender or any Affiliate of the Lender previously designated to Borrower in writing (as used in this Section, the “Designated Affiliate”) shall have the preferential right, but not the obligation, to purchase any Subject Hydrocarbons after any gathering, treating and processing utilized to prepare the Subject Hydrocarbons to be marketed, including meeting standard pipeline specifications, in accordance with the terms and conditions of this Section during the term of this Agreement. Such preferential right may be exercised separately for each product (gas, crude oil, condensate) from time to time during the period described in the preceding sentence. Upon Borrower making offerings to potential purchasers for any product, the Lender or any Designated Affiliate, if applicable, shall be notified, and the Borrower and such Designated Affiliate shall have the opportunity to submit a bid offer in connection with such offering. In addition, after the Borrower has determined which offer is it is willing to accepted and enter into a binding contract with respect to, the Borrower shall provide a written notice to the Lender and the Designated Affiliate, if any, of the terms and conditions of such offer. The Lender or its Designated Affiliate shall have 24 hours from the time of such notification to determine whether to purchase such product on the same terms and conditions as the offer of which the Lender or such Designated Affiliate was notified. If the Lender or Designated Affiliate, if applicable, does not respond within the specified time frame, the Lender and the Designated Affiliate, if any, shall be considered to have declined the offer. In the event the Lender or Designated Affiliate, if any, chooses to match such offer, the Borrower shall enter into a binding contract consummating such offer with the Lender or such Designated Affiliate. Notwithstanding anything above, the Borrower shall require prior written consent from the Lender prior to entering into a contract for a purchase bid for a selling term extending in excess of three (3) calendar months. At any time that Lender purchases any Subject Hydrocarbons, such purchase shall not be construed as Lender marketing Subject Hydrocarbons or causing such Subject Hydrocarbons to be marketed, and Borrower shall have no further interest or responsibility whatsoever with respect to such Subject Hydrocarbons purchased by Lender.
     SECTION 7.1.10. Insurance. Borrower will, and will cause its Subsidiaries to, maintain with financially sound and reputable insurance companies such insurance relating to the Subject Properties in amount and type with such deductibles and against such risks, liabilities, casualties and contingencies as is maintained by prudent individuals in the industry (and which insurance policies shall name Lender as an “additional insured” and as “loss payee” as its interest may appear and shall contain endorsements to such policies providing that the insurer will notify Lender not less than 30 days prior to the expiration or termination of such policies and a “waiver of subrogation” in favor of the Lender), including, without limitation, (1) the insurance set forth in Schedule IV hereto and (2) to the extent such insurance is carried by others engaged in similar undertakings in the same general area or areas in which the Subject Interests are located, insurance on all personal property and fixtures used in connection with the operation of the Subject Interests, against loss or damage by fire, lightning, hail, tornado, explosion, hurricane and other similar risks. To the extent that Lender is entitled to receive proceeds as a loss payee, such proceeds shall be applied to replace or repair the damaged or lost Property; provided that, if there is deemed to be a total loss which cannot reasonably be replaced or repaired, such proceeds shall be applied to pay any and all Obligations. Borrower shall furnish or cause to be furnished to Lender, upon the request of Lender (but no less than once each year), from time to time thereafter, a summary of the insurance coverage of Borrower and its Subsidiaries in form and substance satisfactory to Lender.
     SECTION 7.1.11. Accounting Principles. Unless otherwise specified, all accounting terms used herein or in any Loan Document shall be interpreted, and Borrower, its Subsidiaries and the other Obligors will prepare all reports and financial statements and computations required under this Agreement or the other Loan Documents, all in accordance with GAAP consistently applied for all periods. Borrower and the Parent will, and will cause its Subsidiaries to, provide such information as Lender may request from time to time in accordance with accurate accounting standards customary and acceptable in the oil and gas exploration and production industry.
     SECTION 7.1.12. Books and Records; Inspections.
          (a) Borrower will, and will cause its Subsidiaries to, keep books and records which accurately reflect all of their business affairs and transactions, or relate to the Subject Interests, and permit Lender or any of its representatives, at reasonable times and intervals, to visit all of its offices and the Subject Interests, to discuss its financial matters with its officers and independent public accountant (and Borrower hereby authorize such independent public accountant to discuss the financial matters of Borrower or any of its Subsidiaries with Lender or its representatives whether or not any representative of Borrower is present) and to examine (and, at the expense of Borrower, photocopy extracts from) any of its books or other corporate records. Borrower shall pay any fees and expenses incurred in connection with Lender’s exercise of its rights pursuant to this Section.
          (b) Furthermore, Borrower will, and will cause its Subsidiaries to, permit the Lender, or its agents, at the cost and expense of Borrower, to enter upon the Subject Interests and all parts thereof, for the purpose of investigating and inspecting the condition and operation thereof, and shall permit reasonable access to the field offices and other offices, including the principal place of business, of Borrower and its Subsidiaries to inspect and examine the Subject Interests.
     SECTION 7.1.13. Environmental Covenant. Borrower and the Parent will, and will cause its Subsidiaries to, (a) use and operate all of its facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in material compliance with all applicable Environmental Laws, (b) promptly notify Lender and provide copies upon receipt of all written claims, complaints, notices or inquiries relating to the condition of its facilities and properties or compliance with Environmental Laws, and shall promptly cure and have dismissed with prejudice to the satisfaction of Lender any actions and proceedings relating to compliance with Environmental Laws, and diligently pursue the cure of any material underlying environmental problem which forms the basis of any such claim, complaint, notice or inquiry, and (c) provide such information and certifications which Lender may reasonably request from time to time to evidence compliance with this Section.
     SECTION 7.1.14. Dispute Methodology-Dedication Percentage and Minimum Payment Amount.
          (a) In the event that the Borrower disputes the Dedication Percentage or any Minimum Payment Amount determined by the Lender pursuant to the terms of this Agreement, the Borrower shall provide written notice of such dispute to the Lender within 15 days from the receipt by Borrower of notification from Lender on such Dedication Percentage and such Minimum Payment Amount respectively. Within five (5) Business days after Lender’s receipt of such notice, both parties shall attempt, through good faith discussions among management, to solve such dispute. In the event such parties fail to agree within 15 Business Days, the parties shall proceed under Section 7.1.14(b) or (c), as applicable. The parties agree that, until such time as a revised Dedication Percentage or Minimum Payment Amount, respectively, may be determined in the manner described below, the Dedication Percentage and the Minimum Payment Amount most recently established by the Lender shall control in every and all respects.
          (b) In the event of the Borrower notifying the Lender of a dispute regarding the established Dedication Percentage, Lender shall ask the Dispute Engineer to prepare a Projected Net Cash Flow Attributable to the Subject Interests for the remaining Payment Period. The Dispute Engineer shall be asked to calculate a “risk adjusted” Projected Net Cash Flow Attributable to the Subject Interests by dividing the Projected Net Cash Flow Attributable to the Subject Interests so determined by 1.3 (the “Risked NPV”). The replacement Dedication Percentage for a particular Payment Date shall then equal (i) the aggregate outstanding amount of the Loans divided by (ii) the Risked NPV. At no time shall the Dedication Percentage exceed 100%.
          (c) In the event of the Borrower notifying the Lender of a dispute regarding the established Minimum Payment Amounts, Lender shall ask the Dispute Engineer to prepare a Projected Net Cash Flow Attributable to the Subject Interests for the relevant periods noted below. The replacement Minimum Payment Amount for a particular Payment Date shall then equal (i)(A) Projected Net Cash Flow Attributable to the Subject Interests between the previous Payment Date and the applicable Payment Date divided by (B) Projected Net Cash Flow Attributable to the Subject Interests for the remaining Payment Period multiplied by (ii) the aggregate outstanding amount of the Loans. In connection with the dispute, the Lender shall use the formula in the prior sentence to determine the Minimum Payment Amount for each Payment Date during the Payment Period.
          (d) If a dispute arises concerning the determination of the Dedication Percentage or the Minimum Payment Amount, the Dispute Engineer will make a good faith determination in the manner described in Section 7.1.14(b) or (c).
          (e) The Borrower shall bear all costs and expenses incurred by itself and the Lender associated with the Borrower’s dispute of the Dedication Percentage and/or the Minimum Payment Amount.
     SECTION 7.1.15. Further Assurances.
          (a) Borrower shall, and shall cause its Subsidiaries, the Parent and the other Obligors and each of their Subsidiaries to, upon the request of the Lender, take such actions and execute and deliver such documents and instruments as the Lender shall require to ensure that the Lender shall, at all times, have received currently effective duly executed Loan Documents encumbering the Subject Interests of Borrower and its Subsidiaries and satisfactory title evidence in form and substance reasonably acceptable to the Lender as to ownership of such the Subject Interests.
          (b) If the Lender shall determine that Borrower, Parent or any of its Subsidiaries shall have failed to comply with the preceding Section 7.1.15(a), the Lender may notify Borrower in writing of such failure and, within fifteen (15) days from and after receipt of such written notice by Borrower, Borrower shall, and shall cause its Subsidiaries, the Parent, the other Obligors and any of their Subsidiaries (as applicable) to, execute and deliver to the Lender supplemental or additional Loan Documents, in form and substance reasonably satisfactory to the Lender and its counsel, securing payment of the Notes and the other Obligations and covering additional assets not then encumbered by any Loan Documents (together with current valuations, Independent Engineering Reports, and title evidence applicable to the additional assets collaterally assigned, each of which shall be in form and substance reasonably satisfactory to the Lender) such that the Lender shall have received currently effective duly executed Loan Documents encumbering all of the Subject Interests (with accompanying letters in lieu of transfer orders) and satisfactory title evidence in form and substance acceptable to the Lender as to ownership of such Subject Interests.
          (c) Borrower shall, and shall cause its Subsidiaries, the Parent and the other Obligors and each of their Subsidiaries to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Lender may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Loan Documents or the validity or priority of any such Lien, all at the expense of the Borrower. Borrower shall, and shall cause its Subsidiaries, the Parent and the other Obligors and each of their Subsidiaries to, provide to the Lender, from time to time upon request of the Lender, information which is in the possession of such Person or otherwise reasonably obtainable by such Person, reasonably satisfactory to the Lender as to the perfection and priority of the Liens created or intended to be created by the Loan Documents.
          (d) Borrower hereby, and shall cause each of its Subsidiaries, the Parent and the other Obligors and each of their Subsidiaries to, authorizes the Lender to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of Borrower, Parent or any other Obligor where permitted by law. A carbon, photographic or other reproduction of the Loan Documents or any financing statement covering the Collateral or any part thereof shall be sufficient as a financing statement where permitted by law. Lender will promptly send Borrower any financing or continuation statements it files without the signature of Borrower or any Obligor and the Lender will promptly send Borrower the filing or recordation information with respect thereto.
          (e) Borrower and Callon Operating shall cause the recognition and acknowledgement by the MMS of the assignment and conveyance of the Subject Properties from Callon Operating to the Borrower on or before December 31, 2008. In the event that such recognition and acknowledgement is not in place by December 31, 2008, Borrower and Callon Operating agree to (i) use their best effort to effectuate the recognition and acknowledgement by the MMS of the assignment and conveyance of the Subject Properties from Callon Operating to the Borrower and (ii) otherwise cooperate promptly with the Lender to restructure the transaction, and the collateral securing the repayment of the transaction, in a manner satisfactory to the Lender.
          (f) Upon receipt by the Lender of satisfactory evidence, in its reasonable discretion, of the recognition and acknowledgement by the MMS of the assignment and conveyance of the Subject Properties from Callon Operating to the Borrower, Lender agrees to promptly (i) release Callon Operating from the Mortgage(s) delivered by Callon Operating and (ii) terminate the Guaranty received from Callon Operating.

     SECTION 7.1.16. Title Opinions. As soon as available, and in any event no later than 45 days from the Effective Date, Lender shall have received title opinions (in form and substance, and by counsel, satisfactory to Lender in its sole discretion) in favor of the Lender with respect to the leases purported to be covered by the Mortgage, with each such opinion (i) to be based on a review of the records of the Minerals Management Service, of the conveyance, mortgage and suit records of Cameron, Iberia and Vermilion Parish, Louisiana and of the UCC records of the State of Louisiana as of a date after the Effective Date and (ii) stating (among such other matters as Lender’s counsel may request) Borrower’s interests in such leases (record title, operating rights and net revenue interests), that the interests of Borrower in such leases and in production therefrom are marketable and free and clear of all defects and encumbrances (other than Permitted Liens) and that the interests created by the Mortgage constitute valid first Liens thereon free and clear of all defects and encumbrances (other than Permitted Liens).
     SECTION 7.2. Negative Covenants. Borrower agrees and the other Obligors agree with Lender that, until the Commitment has terminated and all Obligations have been paid and performed in full, Borrower will perform, and will cause its Subsidiaries to perform, the obligations set forth in this Section.
     SECTION 7.2.1. Business Activities. Borrower is a corporation and will not engage, or permit any of its Subsidiaries to engage, in any business activity, except the owning, operating, producing, gathering, treating, processing, transportation and marketing of Hydrocarbons and such activities as may be incidental or related thereto, without the prior written consent of Lender, in its sole and absolute discretion.
     SECTION 7.2.2. Indebtedness. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist or otherwise become or be liable in respect of any Indebtedness, other than, without duplication, (a) Indebtedness in respect of the Loans and other Obligations, (b) unsecured Indebtedness incurred in the ordinary course of business (including (i) open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services and (ii) gas balancing, but excluding Indebtedness incurred through the borrowing of money or Contingent Liabilities), (c) Hedging Obligations under Hedging Agreements approved by Lender, and (d) other Indebtedness not to exceed $5,000,000 in the aggregate at any time outstanding; provided, however, that no Indebtedness otherwise permitted by clauses (c) or (d) above shall be permitted if, after giving effect to the incurrence thereof, any Default shall have occurred and be continuing.
     SECTION 7.2.3. Liens. Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any of its property, revenues or assets, whether now owned or hereafter acquired, except for Permitted Liens.
     SECTION 7.2.4. Restricted Payments, etc. Borrower will not make any distributions except that Borrower is authorized to distribute amounts deposited in the Borrower’s Operating Account to Callon Operating so long as (i) no Default has occurred and is continuing and (ii) such distribution does not violate any other provision of this Agreement or the other Loan Documents. Borrower will not permit any Subsidiary to make any distributions other than to Borrower. Borrower will not, and will not permit its Subsidiaries to, make any deposit for any purpose that violates the provisions of this Section.

     SECTION 7.2.5. Expenditures.
          (a) Subject to subsections (b) and (c) below, Borrower will not, and will not permit any of its Subsidiaries to, make or commit to make expenditures in any calendar year, except (i) expenditures set forth in the Development Budget and (ii) Approved Expenditures.
          (b) Except as may otherwise be approved by Lender, in its sole and absolute discretion, Borrower shall not, and will not permit any of its Subsidiaries to, make (i) any expenditures for a project which are not set forth in the Development Budget unless such expenditures are approved as Approved Expenditures or (ii) any payment for any expenditure in excess of 110% of the amount set forth for such expenditure in any AFE approved under the Callon Joint Operating Agreement with respect to the drilling and other operations contemplated by the Development Budget or activities contemplated with respect to the Approved Expenditures.
          (c) Borrower will not, and will not permit any of its Subsidiaries to, proceed with an operation in which has not been approved by the Lender in the event that the Lender (or its subsidiary, as applicable) in its capacity as a working interest owner has not approved and participated in such operation under the Callon Joint Operating Agreement; provided, however, that, notwithstanding the foregoing, the Borrower may undertake such operation if the costs of such operation are funded from (i) capital contributions of Callon Operating to the Borrower or (ii) other support agreed by the Lender.
     SECTION 7.2.6. Accounts Receivable. Borrower shall not, and will not permit any of its Subsidiaries to, sell or discount any of its accounts receivable without the prior written consent of Lender.
     SECTION 7.2.7. Acquisitions. Without the prior written consent of the Lender, Borrower shall not, and will not permit any of its Subsidiaries to, acquire any Oil and Gas Leases or otherwise purchase or acquire Property which is not directly related to the development of the Subject Interests.
     SECTION 7.2.8. Take-or-Pay Contracts. Without the prior written consent of Lender, in its sole and absolute discretion, Borrower will not, and will not permit any of its Subsidiaries to, enter into or be a party to any arrangement for the purchase of materials, supplies, other property (including without limitation Hydrocarbons), or services if such arrangement requires that payment be made by Borrower or such Subsidiaries regardless of whether such materials, supplies, other property or services are delivered or furnished to it, except for any fixed payments for capacity or production handling or similar charges under the PHA or any Transportation Agreement.
     SECTION 7.2.9. Consolidation, Merger, etc. Borrower will not, and will not permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge into or with, any other Person, or purchase or otherwise acquire any assets of any Person (or of any division thereof), without the prior written consent of Lender, determined in its sole discretion.

     SECTION 7.2.10. Asset Dispositions, etc. Without the prior written consent of Lender, in its sole and absolute discretion, Borrower will not, and will not permit any of its Subsidiaries to, sell, transfer, lease, contribute or otherwise convey, or grant options, warrants or other rights with respect to, all or any substantial part of its assets or the Subject Interests to any Person. Borrower and the Obligors at all times will be the legal and beneficial owner of the Subject Interests. During the term hereof, Borrower will not, and will not permit any of its Subsidiaries or any other Obligor to, change its name, identity, principal place of business or the office where it keeps its books and records concerning the Production Sale Contracts and the contract rights and accounts now existing or hereafter arising in connection therewith without notifying Lender in writing of any such change at least 30 days prior to the effective date of such change.
     SECTION 7.2.11. Abandonment of Wellbores or Conduct of Certain Operations. Without first obtaining the written consent of Lender, Borrower will not, and will not permit any of its Subsidiaries to, (1) abandon any wellbore on the Subject Interests which is capable of producing in paying quantities heretofore or hereafter completed for production of Hydrocarbons on any of the lands described in Schedule I; or (2) conduct any work or operation in any wellbore of a Subject Interest, which work or operation is related to any zone, horizon, formation or interval not included in the Subject Interests. For all purposes of this Agreement, a well shall be deemed to be capable of producing Hydrocarbons “in paying quantities” unless and until there arises a condition, which reasonably appears to be permanent, such that the aggregate value of the Subject Hydrocarbons which are being produced or will be produced from such well no longer exceeds or will not exceed the costs and expenses directly related to the operation and maintenance of such well.
     SECTION 7.2.12. Mortgage or Transfer or Resignation as Operator of any Subject Interest. Without first obtaining the written consent of Lender, Borrower will not, and will not permit any of its Subsidiaries or the Parent or any other Obligor to, (a) sell, assign, lease, mortgage, hypothecate, pledge, or otherwise transfer the interest of Borrower and its Subsidiaries in any of the Subject Interests, either in whole or in part, and, to the extent permitted by Applicable Law, any purported sale, assignment, lease, mortgage or hypothecation or other transfer in contravention hereof shall be null and void; or (b) resign as operator of any of the Subject Interests operated by Borrower or such Subsidiary unless the successor operator has been approved in writing by Lender or, following the occurrence of an Event of Default and the expiration of any applicable grace period, Lender shall have requested in writing such resignation.
     SECTION 7.2.13. Modification of Certain Agreements; MMS Filings. Without the prior written consent of Lender, Borrower will not, and will not permit any of its Subsidiaries to, permit, or otherwise consent to, (a) any amendment, supplement or other modification of any of the terms or provisions contained in, or applicable to, any Transportation Agreements, the Callon Joint Operating Agreement, the BP Purchase and Sale Agreement, the Well Log Agreement, the Design Study Agreement, the Little Gem Agreement, the BP Settlement Agreement, or any gathering or marketing agreement, including, without limitation, the PHA, or (b) any change in the MMS incumbency certificate or other similar documentation of the Borrower or any of its Subsidiaries filed with the MMS, or any other change in any other documentation of the Borrower or any of its Subsidiaries, which would remove Tomoyuki Ohta and Hisamichi

Imamura as authorized signatories of the Borrower or any of its Subsidiaries in the records of the MMS.
     SECTION 7.2.14. Pension and Welfare Plans. Without the prior written consent of Lender, Borrower will not, and will not permit any of its Subsidiaries to, create or permit to exist any Pension Plan or Welfare Plan.
     SECTION 7.2.15. Other Agreements. Borrower will not, and will not permit any of its Subsidiaries or any other Obligor to, enter into any agreement containing any provision which would be violated or breached by the performance of their obligations hereunder or under any instrument or document delivered or to be delivered by Borrower, its Subsidiaries or such Obligor hereunder or in connection herewith.
     SECTION 7.2.16. No Subsidiaries. Without the prior written consent of Lender, in its sole and absolute discretion, Borrower will not, and will not permit any of its Subsidiaries to, at any time create or acquire any Subsidiary or enter into any partnership (other than tax partnerships entered into with respect to the Subject Interests in the ordinary course of business), joint venture or other business.
     SECTION 7.2.17. No Hedging Agreements. Except if consented to by the Lender, Borrower will not, and will not permit any of its Subsidiaries to, enter into any ISDA master agreement or any Hedging Agreement.
     SECTION 7.2.18. Transactions with Affiliates. Borrower will not, and will not permit any of its Subsidiaries to, enter into, or cause, suffer or permit to exist any arrangement or contract with any of its Affiliates, unless (i) such arrangement or contract is fair and equitable to Borrower or such Subsidiary and is an arrangement or contract of the kind which would be entered into by a prudent Person in the position of Borrower or such Subsidiary with a Person which is not one of its Affiliates, or (ii) Borrower or such Subsidiary has obtained the prior written consent of Lender in its sole discretion to such transaction.
     SECTION 7.2.19. Negative Pledges, Restrictive Agreements, etc. Borrower will not, and will not permit any of its Subsidiaries to, enter into any agreement prohibiting
          (a) the creation or assumption of any Lien in favor of Lender upon its properties, revenues or assets, whether now owned or hereafter acquired, or the ability of Borrower or any other Obligor to amend or otherwise modify this Agreement or any other Loan Document;
          (b) the ability of any Subsidiary to make any payments, directly or indirectly, to Borrower by way of dividends, advances, repayments of loans or advances, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments, or any other agreement or arrangement which restricts the ability of any such Subsidiary to make any payment, directly or indirectly, to Borrower.
     SECTION 7.2.20. Limitations on Certain Financing Leases and Sale and Leaseback Transactions. Borrower shall not, and shall not permit any Subsidiary to, enter into any synthetic lease or leveraged lease arrangement with any Person or enter into any arrangement with any Person providing for the leasing by Borrower or any Subsidiary of any real or personal property, which property is or has been sold or transferred by Borrower or any Subsidiary to such Person in contemplation of taking back a lease thereof.
     SECTION 7.2.21. Dissemination of Information. Borrower and the Parent will not, and will not permit any Subsidiary to, cause or otherwise permit, (i) any information in any way relating to the transaction contemplated by the Loan Documents to be disseminated, quoted from or referred to at any time, in any manner or for any purpose, or (ii) any public reference to Lender to be made by Borrower or any of its Subsidiaries or any other Obligor (or such persons) in any press release or similarly public transmission, without the prior written consent in each specific instance of Lender, in its sole and absolute discretion, except for such public disclosures as may be required pursuant to Applicable Law.
ARTICLE VIII
EVENTS OF DEFAULT
     SECTION 8.1. Listing of Events of Default. Each of the following events or occurrences described in this Section shall constitute an “Event of Default”.
     SECTION 8.1.1. Non-Payment of Obligations. Borrower shall default in the payment or prepayment when due of any principal of or interest on any Loan; or Borrower or any other Obligor shall default (and such default shall continue unremedied for a period of five (5) days) in the payment when due of any fee or of any other Obligation.
     SECTION 8.1.2. Breach of Warranty. Any representation or warranty of Borrower, any of its Subsidiaries or any other Obligor made or deemed to be made hereunder or in any other Loan Document executed by it or any other writing or certificate furnished by or on behalf of Borrower, any of its Subsidiaries or any other Obligor to Lender for the purposes of or in connection with this Agreement or any such other Loan Document (including any certificates delivered pursuant to Article V) is or shall be incorrect when made in any material respect.
     SECTION 8.1.3. Non-Performance of Certain Covenants and Obligations. A default in the due performance by Borrower, any of its Subsidiaries or any other Obligor of any covenant or express agreement contained in this Agreement or any other Loan Document, and continuation of such default beyond the applicable grace period expressly granted in this Agreement or any other Loan Document, if any, with respect thereto.
     SECTION 8.1.4. [Intentionally omitted].
     SECTION 8.1.5. Default on Other Indebtedness. A default shall occur in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any Indebtedness in excess of $1,000,000 (including any Hedging Obligations under any Hedging Agreement of the Borrower, but excluding Indebtedness described in Section 8.1.1) of Borrower or any of its Subsidiaries in excess of $1,000,000, or of any other Obligor in excess of $5,000,000, or a default shall occur in the performance or observance of any obligation or condition with respect to such Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.
     SECTION 8.1.6. Judgments. Any judgment or order for the payment of money shall be rendered against Borrower or any of its Subsidiaries in excess of $1,000,000, or of any other Obligor in excess of $5,000,000 and either (a) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (b) there shall be any period of ten (10) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect.
     SECTION 8.1.7. Pension Plans. Any of the following events shall occur with respect to any Pension Plan (a) the institution of any steps by Borrower, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, Borrower or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $1,000,000, or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA.
     SECTION 8.1.8. Control of Borrower. Any Change in Control shall occur.
     SECTION 8.1.9. Bankruptcy, Insolvency, etc. Borrower, any of its Subsidiaries, the Parent or any other Obligor shall (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness to pay, debts as they become due, (b) apply for, consent to, or acquiesce in, the appointment of a trustee, receiver, sequestrator or other custodian for Borrower, any of its Subsidiaries, the Parent or any other Obligor, the Subject Interests or any other property of any thereof, or make a general assignment for the benefit of creditors, (c) in the absence of such application, consent or acquiescence, permit or suffer to exist the appointment of a trustee, receiver, sequestrator or other custodian for Borrower, any of its Subsidiaries, the Parent or any other Obligor or for a substantial part of the Subject Interests or other property of any thereof, and such trustee, receiver, sequestrator or other custodian shall not be discharged within 60 days, provided that Borrower, each of its Subsidiaries, the Parent and each other Obligor hereby expressly authorizes Lender to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents; (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law, or any dissolution, winding up or liquidation proceeding, in respect of Borrower, any of its Subsidiaries, the Parent or any other Obligor, and, if any such case or proceeding is not commenced by Borrower, any of its Subsidiaries, the Parent or any other Obligor, such case or proceeding shall be consented to or acquiesced in by Borrower, such Subsidiary, the Parent or such Obligor or shall result in the entry of an order for relief or shall remain for 60 days undismissed, provided that Borrower, each of its Subsidiaries, the Parent or each other Obligor hereby expressly authorizes Lender to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend its rights under the Loan Documents, or (e) take any action authorizing, or in furtherance of, any of the foregoing.

     SECTION 8.1.10. Impairment of Security, etc . Any Loan Document, or any Lien granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of Borrower, any of its Subsidiaries or any other Obligor; Borrower, any of its Subsidiaries or any other Obligor or any other party shall, directly or indirectly, contest in any manner such effectiveness, validity, binding nature or enforceability; or any Lien securing any Obligation shall, in whole or in part, cease to be a perfected first Lien.
     SECTION 8.1.11. Cumulative Reimbursable Expenses Amount . The aggregate total of all Reimbursable Expenses paid by Lender and which Lender has not received a reimbursement from Borrower pursuant to Section 8.2(a)(iii) shall exceed $10,000.
     SECTION 8.1.12. Dissemination of Information. The breach by Borrower or any of its Subsidiaries or any of its Affiliates of the requirements of Section 7.2.21.
     SECTION 8.2. Remedies of Lender.
          (a) If an Event of Default:
          (i) described in Sections 8.1.2, 8.1.3, 8.1.6, or 8.1.7 (other than in respect of a payment) shall have occurred, Lender may provide Borrower with written notice specifying in reasonable detail the Event of Default which has occurred and stating that it intends to exercise remedies provided in this Section. Borrower shall then have 30 days after receipt of such notice to cure or cause to be cured such default and to provide Lender with notice and reasonable documentation that it has cured or cause to be cured such Event of Default. If Borrower does not provide such proper notice and evidence, then Lender may immediately by notice to Borrower reduce the Commitment Amount and the Maximum Commitment Amount to zero and/or declare all or any portion of the outstanding principal amount under the Note and other Obligations to be due and payable whereupon the full unpaid amount under the Note and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment;
          (ii) described in Section 8.1.9 shall have occurred, then the outstanding principal amount under the Note and all other Obligations shall automatically be and become immediately due and payable, without notice or demand;
          (iii) described in Section 8.1.11 shall have occurred, and if Lender shall have paid or incurred a Reimbursable Expense in connection therewith, Lender shall notify Borrower in writing of such payment(s), and if Borrower does not fully reimburse Lender within ten (10) days of receipt of such notice, Lender shall be entitled by notice to Borrower to declare all or any portion of the outstanding principal amount under the Note and other Obligations to be due and payable whereupon the full unpaid amount under the Note and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.
          (iv) described in Section 8.1 (other than in Sections 8.1.2, 8.1.3, 8.1.6, 8.1.7, 8.1.9, or 8.1.11) shall have occurred, then Lender may by notice to Borrower declare all or any portion of the outstanding principal amount under the Note and other Obligations to be due and payable whereupon the full unpaid amount of the Loans and other Obligations which shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment.
          (b) After the occurrence of an Event of Default, and in addition to Lender’s right to recover damages, all remedies set forth in Section 8.2(a) and all other remedies available to Lender at law or in equity, or pursuant to the Loan Documents, including, without limitation, the Mortgage, the Security Agreement, and the Pledge Agreements, Lender may (but is not obligated or required to) exercise any or all of the following remedies:
          (i) perform or cause to be performed or pay at Borrower’s expense the act or matter the failure of which resulted in the Event of Default, in which event Lender may expend funds for such purpose;
          (ii) take any and all actions necessary to protect its collateral including, without limitation, taking any legal actions or paying any amounts or settling any claims;
          (iii) apply any amounts deposited in the Collateral Account as a prepayment on the Note pursuant to Section 3.1;
          (iv) after written notice to Borrower, exercise all rights of Borrower, its Subsidiaries and any other Obligor with respect to the possession, operation and development of some or all of the Subject Interests, including, without limitation, the right to operate some or all of the Subject Interests;
          (v) exercise the right to notify the purchasers of the Subject Hydrocarbons to make direct payment to Lender;
          (vi) have the use, in connection with operating the Subject Interests, of any or all of the Property, equipment, machinery and facilities of Borrower, its Subsidiaries or any other Obligor located thereon or used in connection therewith as then may be useful or appropriate for the production, treating, storing, and transporting of Subject Hydrocarbons and Borrower, its Subsidiaries and each other Obligor hereby grant Lender a non-exclusive easement and license to use any and all such property, equipment, machinery and facilities in the event of such occurrence;
          (vii) Lender may on behalf of and for the account of Borrower and its Subsidiaries, sell or utilize all of the Subject Hydrocarbons and apply the proceeds thereof attributable to interest of Borrower and its Subsidiaries therein to the costs and expenses of the operation and development of the Subject Interests and to reimburse Lender for any amounts so expended by Lender;
          (viii) in the event of the occurrence of an Event of Default, Lender may request and require Borrower or any of its Subsidiaries to resign as record title operator of the Subject Interests, including, without limitation, under the Callon Joint Operating

Agreement and take all actions necessary to replace Borrower or such Subsidiary as record title operator including, without limitation, replacing Borrower or such Subsidiary as record title operator with Lender or any of its Affiliates or any third-party, and Borrower and its Subsidiaries agree (i) to cooperate fully in each and every way in connection with the replacement of the operator of the Subject Interests, including, without limitation, agreeing to withdraw as record title operator of the Subject Interests, (ii) to vote for and otherwise support Lender’s designated interim record title operator until a successor record title operator is elected pursuant to the terms and provisions of any joint operating agreement and (iii) to vote for and otherwise support Lender’s choice as record title operator pursuant to the terms and provisions of any joint operating agreement; provided that Borrower and its Subsidiaries shall remain obligated for all obligations, costs and expenses arising from serving as record title operator of the Subject Interests, including, without limitation, under the Callon Joint Operating Agreement; and
          (c) Upon demand, after the occurrence of an Event of Default, Borrower shall reimburse Lender for all reasonable amounts expended (including the fees and out-of-pocket expenses of counsel in connection therewith, breakage and rescheduling costs and pipeline service costs) by Lender (such expended amounts to be included as Reimbursable Expenses) as a result of or in connection with its exercise of remedies, together with interest on such amounts at the Default Rate from the date incurred until reimbursed.
          (d) The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by Applicable Law or in equity, or under any other instrument, document or agreement, including, the Loan Documents, now existing or hereafter arising.
ARTICLE IX
MISCELLANEOUS PROVISIONS
     SECTION 9.1. Waivers, Amendments, etc. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by Borrower and Lender. No failure or delay on the part of Lender or the holder of the Note in exercising any power or right under this Agreement or any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on Borrower in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by Lender or the holder of the Note under this Agreement or any other Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
     SECTION 9.2. Notices. All notices and other communications provided to any party hereto under this Agreement or any other Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted to such party at its address or facsimile number set forth below its signature hereto or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified on the signature page hereof and confirmation of receipt is received (the receipt thereof shall be deemed to have been acknowledged upon the sending Party’s receipt of its facsimile machine’s confirmation of successful transmission; provided that if the day on which such facsimile is received in not a Business Day or is after 4:00 p.m., Houston, Texas time, on a Business Day, then the receipt of such facsimile shall be deemed to have been acknowledged on the next following Business Day), (ii) if given by mail, three (3) Business Days after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified on the signature page hereof; except that notices to the Lender under Article II shall not be effective until received by the Lender.
     SECTION 9.3. Payment of Costs and Expenses. Lender and Borrower shall pay their respective share of expenses in connection with the negotiation, preparation, execution and delivery of this Agreement and of each other Loan Document, including schedules and exhibits. Notwithstanding the foregoing, Borrower agrees to pay on demand all expenses of Lender (including the reasonable fees and out-of-pocket expenses of counsel to Lender and of local counsel, if any, who may be retained by counsel to Lender) in connection with (a) the negotiation, preparation, execution and delivery of any and all amendments, waivers, consents, supplements or other modifications to this Agreement or any other Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and (b) the filing, recording, refiling or rerecording of any Loan Document and/or any Uniform Commercial Code financing statements relating thereto and all amendments, supplements and modifications to any thereof and any and all other documents or instruments of further assurance required to be filed or recorded or refiled or rerecorded by the terms hereof or of any Loan Document; and (c) the preparation and review of the form of any document or instrument relevant to this Agreement or any other Loan Document. Borrower further agrees to pay, and to save Lender harmless from all liability for, any stamp or other taxes which may be payable in connection with the execution or delivery of this Agreement, the borrowings hereunder, or the issuance of the Note or any other Loan Documents. Borrower also agrees to reimburse Lender upon demand for all reasonable out-of-pocket expenses (including attorneys’ fees and legal expenses) incurred by Lender in connection with (x) the negotiation of any restructuring or “work-out”, whether or not consummated, of any Obligations and (y) the enforcement of any Obligations.
     SECTION 9.4. Indemnification. In consideration of the execution and delivery of this Agreement by Lender and the extension of the Commitment, Borrower hereby indemnifies, exonerates and holds Lender and each of its officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them solely in connection with the Loan Documents and the lending relationship between the Borrower and its Subsidiaries and any other Obligors and the Lender and not as a result of any

Indemnified Party having an undivided ownership interest in the same Oil and Gas Leases as Borrower or being a party to the Callon Joint Operating Agreement, and resulting from, or arising out of, or relating to (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Loan; (b) the entering into and performance of this Agreement and any other Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of Borrower as the result of any determination by Lender pursuant to Article V not to fund any Loan); (c) any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release of any Hazardous Material in connection with, or related to, the Subject Interests; (d) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any of the Subject Interests of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, Borrower or its Subsidiaries, (e) any material breach of any representation or warranty by Borrower, any of its Subsidiaries or any other Obligor contained in this Agreement or any other Loan Document to which such Person is a party; (f) the receipt by an Affiliate of Borrower of any Subject Hydrocarbons or the ownership or purported ownership of the Subject Interests; (g) any Event of Default; (h) any costs, expenses or liabilities incurred by Lender arising from, in respect of or in connection with Borrower’s obligations to any owner of royalty interests on the Subject Interests; (i) any obligation, liability, contingent or otherwise, costs or expenses for brokers’ or finders’ fees relating to Borrower, any of its Subsidiaries or any other Obligor in respect of the matters provided for in any of the Loan Documents, or (j) the failure of Borrower, any of its Subsidiaries or any other Obligor to perform any of its material agreements or obligations set forth in this Agreement or in the other Loan Documents, and whether through an act or omission of an Indemnified Party or otherwise, and whether or not arising out of the sole, joint or concurrent negligence, fault or strict liability of any Indemnified Party, except for any such Indemnified Liabilities arising for the account of a particular Indemnified Party by reason of the relevant Indemnified Party’s gross negligence or willful misconduct, PROVIDED, THAT IT IS THE INTENTION OF THE PARTIES HERETO THAT THE INDEMNIFIED PARTIES BE INDEMNIFIED IN THE CASE OF THEIR OWN ORDINARY NEGLIGENCE BUT EXCLUDING GROSS NEGLIGENCE AND WILLFUL MISCONDUCT. This indemnity shall apply, without limitation, to any Indemnified Liability imposed upon any Indemnified Party as a result of any statute, rule, regulation or theory of strict liability. The Indemnified Parties, and their respective successors and assigns, shall have the right to defend against any such claims, employing attorneys therefor and, unless furnished with reasonable indemnity, they or any of them shall have the right to pay or compromise and adjust all such claims. If and to the extent that the foregoing undertaking may be unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law.
     SECTION 9.5. Survival. The obligations of Borrower under Sections 4.1, 9.3 and 9.4 shall in each case survive any termination of this Agreement, the payment in full of all Obligations and the termination of all Commitments. The representations and warranties made by Borrower, any of its Subsidiaries and each other Obligor in this Agreement and in each other Loan Document shall survive the execution and delivery of this Agreement and each such other Loan Document.

     SECTION 9.6. Reimbursable Expenses. While not required, if Lender performs any of the covenants of Borrower, any of its Subsidiaries or any other Obligor, pays any amounts in respect thereof or suffers any loss, cost or expense as a result of the failure of Borrower, any of its Subsidiaries or any other Obligor to timely perform any covenant or make any payment, any such cost or expense incurred by Lender in respect thereof shall constitute a Reimbursable Expense and will be considered a subsequent principal advance under the Note, subject to the Interest Rate.
     SECTION 9.7. Severability. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement or such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 9.8. Headings. The various headings of this Agreement and of each other Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of this Agreement or such other Loan Document or any provisions hereof or thereof.
     SECTION 9.9. Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be deemed to be an original and all of which shall constitute together but one and the same agreement. This Agreement shall become effective when counterparts hereof executed on behalf of Borrower and Lender (or notice thereof satisfactory to Lender) shall have been received by Lender.
     SECTION 9.10. Intentions of the Parties. Nothing herein contained shall be construed to constitute either party hereto (under state law or for tax purposes) in partnership with the other party.
     SECTION 9.11. Governing Law; Entire Agreement. THIS AGREEMENT, THE NOTE AND EACH OTHER LOAN DOCUMENT SHALL EACH BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF TEXAS; PROVIDED, HOWEVER, THAT THE MORTGAGE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF IN WHICH THE SUBJECT INTERESTS ARE LOCATED.
     SECTION 9.12. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no party hereto may assign or transfer its rights or obligations hereunder without the prior written consent of the other party hereto except that Lender may assign this Agreement to an Affiliate without any consent from the Borrower.
     SECTION 9.13. Maximum Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws and, anything herein or in any other Loan Document to the contrary notwithstanding, the obligations of Borrower to Lender under this Agreement and the other Loan Documents shall be subject to the limitation that payments of interest shall not be required to the extent that receipt or charging thereof would be contrary to provisions of law applicable to Lender limiting rates of interest which may be charged or collected by Lender. Accordingly, if the transactions contemplated hereby would be usurious under applicable law (including the Federal and state laws of the United States of America, or of any other jurisdiction whose laws may be mandatorily applicable) with respect to Lender, then, in that event, notwithstanding anything to the contrary in this Agreement or the other Loan Documents, it is agreed as follows: (a) the provisions of this Section shall govern and control; (b) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, charged or received under this Agreement and the other Loan Documents, or under any of the other aforesaid agreements or otherwise in connection with this Agreement by Lender shall under no circumstances exceed the maximum amount of interest allowed by applicable law (such maximum lawful interest rate, if any, with respect to Lender herein called the “Highest Lawful Rate”), and any excess shall be credited to Borrower by Lender (or, if such consideration shall have been paid in full, such excess refunded to Borrower); (c) all sums paid, or agreed to be paid, to Lender for the use, forbearance and detention of the amounts owed under this Agreement by Borrower to Lender hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of such amounts owed under this Agreement and the other Loan Documents until payment in full so that the actual rate of interest is uniform throughout the full term thereof; and (d) if at any time the interest provided pursuant to this Agreement together with any other fees payable pursuant to this Agreement and the other Loan Documents and deemed interest under applicable law, exceeds that amount which would have accrued at the Highest Lawful Rate, the amount of interest, swap breakage, and any such fees to accrue to Lender pursuant to this Agreement and the other Loan Documents shall be limited, notwithstanding anything to the contrary in this Agreement or in any other Loan Document to that amount which would have accrued at the Highest Lawful Rate, but any reductions in the interest otherwise provided pursuant to this Agreement, as applicable, shall be carried forward and collected in periods in which the amount of interest accruing otherwise pursuant to this Agreement shall be less than the Highest Lawful Rate until the total amount of interest (including such fees deemed to be interest) accrued pursuant to this Agreement and the other Loan Documents equals the amount of interest which would have accrued to Lender if a varying rate per annum equal to the Interest Rate had at all times been in effect, plus the amount of fees which would have been received but for the effect of this Section.
     SECTION 9.14. Other Transactions. Nothing contained herein shall preclude Lender from engaging in any transaction, in addition to those contemplated by this Agreement or any other Loan Document, with Borrower or any of its Affiliates in which Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
     SECTION 9.15. Forum Selection and Consent to Jurisdiction. ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF LENDER OR BORROWER OR ITS SUBSIDIARIES OR ANY OTHER OBLIGOR SHALL BE BROUGHT AND MAINTAINED EXCLUSIVELY IN THE COURTS OF THE STATE OF TEXAS OR IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS; PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT

LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWER, ITS SUBSIDIARIES AND ANY OTHER OBLIGOR, HEREBY EXPRESSLY AND IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF TEXAS FOR THE PURPOSE OF ANY SUCH LITIGATION AS SET FORTH ABOVE AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH LITIGATION. BORROWER, ITS SUBSIDIARIES AND ANY OTHER OBLIGOR, FURTHER IRREVOCABLY CONSENT TO THE SERVICE OF PROCESS BY REGISTERED MAIL, POSTAGE PREPAID, OR BY PERSONAL SERVICE WITHIN OR WITHOUT THE STATE OF TEXAS. BORROWER, ITS SUBSIDIARIES AND ANY OTHER OBLIGOR, HEREBY EXPRESSLY AND IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH THEY MAY HAVE OR HEREAFTER MAY HAVE TO THE LAYING OF VENUE OF ANY SUCH LITIGATION BROUGHT IN ANY SUCH COURT REFERRED TO ABOVE AND ANY CLAIM THAT ANY SUCH LITIGATION HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. TO THE EXTENT THAT BORROWER, ITS SUBSIDIARIES OR ANY OTHER OBLIGOR, HAVE OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OF FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, BORROWER, ITS SUBSIDIARIES AND ANY OTHER OBLIGOR, HEREBY IRREVOCABLY WAIVE SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     SECTION 9.16. Waiver of Jury Trial. BORROWER, ITS SUBSIDIARIES AND ANY OTHER OBLIGOR, HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF LENDER OR BORROWER, ITS SUBSIDIARIES AND ANY OTHER OBLIGOR. BORROWER, ITS SUBSIDIARIES AND ANY OTHER OBLIGOR, ACKNOWLEDGE AND AGREE THAT THEY HAVE RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR LENDER ENTERING INTO THIS AGREEMENT AND EACH SUCH OTHER LOAN DOCUMENT.
     SECTION 9.17. Power of Attorney; Etc.. Borrower grants to Lender a power of attorney for the purpose of executing on behalf of Borrower documents related to the enforcement of Lender’s rights under the Loan Documents, including but not limited to the execution of any instrument to be filed with or approved by the MMS or any applicable state regulatory agency in the event of a foreclosure on any of the Property. The power of attorney granted to Lender by Borrower under this Section 9.17 is a right coupled with an interest and will be irrevocable for as long as any of the Obligations remain outstanding; provided, however, that Lender agrees not to exercise the power of attorney described in this Section 9.17 prior to the occurrence of an Event of Default.
     SECTION 9.18. No Oral Agreements. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
[SIGNATURES BEGIN ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers or partners thereunto duly authorized as of the day and year first above written.

/s/ CALLON ENTRADA COMPANY, as the Borrower

/s/ CIECO ENERGY (ENTRADA) LLC